As filed with the Securities and Exchange Commission on April 29, 1999.
                                                      Registration No. 333-70523

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ADVANCED VIRAL RESEARCH CORP.
      --------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                    Delaware
      --------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                      5129
      --------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   59-2646820
      --------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

1250 East Hallandale Beach Blvd., Suite 501, Hallandale, Fl 33009 (954) 458-7636
--------------------------------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices)

                      Shalom Z. Hirschman, M.D., President
1250 East Hallandale Beach Blvd., Suite 501, Hallandale, Fl 33009 (954) 458-7636
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                 ---------------
                                   Copies to:
                               CHARLES J. RENNERT
                          Berman Wolfe & Rennert, P.A.
                          NationsBank Tower, Suite 3500
                            Miami, Florida 33131-2130
                     (305) 577-4177 Phone (305) 373-6036 Fax
                                 ---------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                          CALCULATION OF REGISTRATION FEE

                                                       Proposed maximum           Proposed maximum
   Title of each class of           Amount to         offering price per         aggregate offering            Amount of
securities to be registered       be registered            share(1)                   price(1)             registration fee
---------------------------       -------------            --------                   --------             ----------------

Common stock par                   47,192,584                $0.23                  $10,854,234                 $3,017
value $0.00001 per share
                                                                                                                ------
Total Fee                                                                                                       $3,017 (2)
                                                                                                                ======

-----------------------
(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the closing bid and ask prices of the common stock on April 26, 1999, as reported on the OTC Electronic Bulletin Board.
(2)   $2,700 of the fee was previously paid.

                          ----------------------------

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                      [This Space Intentionally Left Blank]

             Prospectus subject to completion, dated April 29, 1999.

                                47,192,584 Shares

                          ADVANCED VIRAL RESEARCH CORP.

                                  Common Stock

         This prospectus relates to the sale of up to 47,192,584 shares of common stock of Advanced Viral Research Corp. ("AVR") by those persons identified as selling shareholders in this prospectus. These shares of common stock include shares which may be issuable upon the conversion of a convertible debenture and the exercise of certain warrants and stock options. AVR will not receive any of the proceeds from the sale of the shares by the selling shareholders.

         The actual number of shares of common stock issued or issuable is subject to adjustment and could be materially less or more than the above estimated amount, depending upon factors that cannot be predicted by AVR at this time, including, among others, the future market price of the AVR common stock.

         AVR common stock is listed for trading on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board under the symbol "ADVR." On April 26, 1999 the low and high bid prices for the common stock on the Bulletin Board were $0.21 and $0.25, respectively.

         Investing in the AVR common stock involves substantial risks. See "RISK FACTORS" beginning on page 3.

                            ------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

                 The date of this prospectus is ____________, 1999.

++++++The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. +++++

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................1

THE OFFERING..................................................................2

SUMMARY FINANCIAL DATA........................................................3

RISK FACTORS..................................................................3

ABOUT THIS PROSPECTUS.........................................................9

WHERE TO FIND MORE INFORMATION................................................9

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE  ............................10

MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK
AND RELATED SHAREHOLDER MATTERS..............................................11

CAPITALIZATION...............................................................12

SELECTED CONSOLIDATED FINANCIAL DATA.........................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS..........................................15

BUSINESS.....................................................................22

MANAGEMENT...................................................................41

PRINCIPAL SHAREHOLDERS.......................................................46

SELLING SHAREHOLDERS.........................................................47

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................49

DESCRIPTION OF SECURITIES....................................................49

USE OF PROCEEDS..............................................................50

PLAN OF DISTRIBUTION.........................................................50

LEGAL MATTERS................................................................51

EXPERTS......................................................................51

INDEX TO FINANCIAL STATEMENTS...............................................F-1

                               PROSPECTUS SUMMARY

         The following summary may not contain all the information that is important to you. You should carefully review the information appearing elsewhere in this prospectus, in particular the 'Risk Factors' section and the Consolidated Financial Statements and Notes thereto. Except where noted in the text, all information in this prospectus assumes (i) the issuance of 9,057,971 shares of AVR common stock upon the full conversion of a convertible debenture dated as of November 16, 1998 in the aggregate principal amount of $1,500,000 (the "1998 Debenture"); (ii) the issuance of 5,451,922 shares of AVR common stock upon the full exercise of outstanding warrants (the "Warrants"); and (iii) the issuance of 27,765,415 shares of AVR common stock upon the full exercise of outstanding stock options (the "Options").

GENERAL INFORMATION REGARDING AVR

         Advanced Viral Research Corp. ("AVR") was incorporated in Delaware on July 31, 1985 to engage in the production and marketing, promotion and sale of the pharmaceutical product Reticulose(Trademark) ("Reticulose"). AVR is in the developmental stage, and has not yet commenced any commercial operations. AVR's offices are located at 1250 East Hallandale Beach Boulevard, Suite 501, Hallandale, Florida 33009 and 200 Corporate Boulevard South, Yonkers, New York 10701. Its telephone number in Hallandale, Florida is (954) 458-7636 and its telephone number in Yonkers, New York is (914) 376-7383.

         Reticulose has not been registered or approved for commercial distribution by the Food and Drug Administration of the United States Department of Health and Human Services ("FDA"), or any other applicable foreign government body. AVR is dependent on such registration and/or approval of Reticulose in order to commence commercial operations, and sales of Reticulose will not be significant unless such approval is granted. FDA approval first requires clinical testing of Reticulose in human trials, and such clinical testing cannot be conducted in the United States until AVR satisfies the FDA's requirements in its Notice of Claimed Investigational Exemption for a New Drug ("IND") for Reticulose. Although AVR is currently working towards the submission of a new IND to the FDA, no assurance can be given that the IND will ever be submitted, or if submitted that the FDA will approve such IND, or if such approval is granted, that, in the absence of grants or other subsidies, AVR will be able to fund the first phase of human clinical trials. If AVR needs additional financing to fund such human clinical trials, there can be no assurance that additional financing will be available to AVR. No assurance can be given that the results of such human clinical trials will prove that Reticulose is safe or effective in the treatment of any diseases. No assurance can be given that the FDA will ever permit the commercial distribution of Reticulose in the United States.

         AVR's operations over the last five years have been limited principally to engaging in research, in vitro testing and analysis of Reticulose in the United States, and engaging others to perform testing and analysis of Reticulose on human patients outside the United States. In connection with these engagements, AVR has also granted distribution rights for Reticulose in certain foreign countries. Shalom Hirschman, M.D., President of AVR, has monitored the testing of Reticulose and has recently performed certain analyses of Reticulose with Company personnel, which analyses AVR believes may be used in connection with the FDA approval process. In addition, AVR has recently contracted with GloboMax LLC of Hanover, Maryland to advise AVR in its preparation of an IND to be filed with the FDA, and to otherwise assist AVR through the FDA process with the objective of obtaining full approval for Reticulose in the United States. There can be no assurances as to the costs or the timing of the filing of the new IND or whether AVR has the resources to complete the FDA approval process.


                                                   THE OFFERING

         Common Stock offered (1)...............................................47,192,584 shares

         Common Stock to be outstanding after the offering(1)...................343,615,491 shares

         Risk Factors...........................................................The securities offered hereby involve a high degree of risk
                                                                                and should not be purchased
                                                                                by investors who cannot
                                                                                afford the loss of their entire
                                                                                investment. See "Risk
                                                                                Factors."


         Use of proceeds........................................................The common stock will be sold by certain selling
                                                                                shareholders listed in this
                                                                                prospectus. AVR will not
                                                                                receive any of the proceeds
                                                                                from the sale of the shares by
                                                                                the selling shareholders

         OTC Bulletin Board symbol..............................................ADVR

----------------
(1) In addition to 4,917,276 shares of common stock, includes (i) 9,057,971 shares issuable upon full conversion of the 1998 Debenture, which amount may fluctuate depending upon, among other things, the future market price of AVR's Common Stock; (ii) 5,451,922 shares of AVR common stock issuable upon full exercise of the Warrants; and (iii) 27,765,415 shares issuable upon full exercise of the Options.

                                              SUMMARY FINANCIAL DATA

SUMMARY STATEMENT OF OPERATIONS DATA

                                                                   Years Ended December 31
                                     -----------------------------------------------------------------------------------
                                                1994             1995            1996             1997            1998
                                     -----------------------------------------------------------------------------------
Net revenues                                  $84,852          $68,483        $102,907         $121,923         102,992
Net loss                                    ($440,837)       ($401,884)    ($1,154,740)     ($4,141,729)    ($3,984,793)
Net loss per common share                      ($0.00)          ($0.00)         ($0.00)          ($0.02)         ($0.01)
Weighted average # of shares              238,354,491      248,002,608     257,645,815      274,534,277     294,809,073


SUMMARY BALANCE SHEET DATA
                                                                         December 31
                                      ----------------------------------------------------------------------------------
                                                 1994            1995             1996            1997            1998
                                      ----------------------------------------------------------------------------------
Total Assets                                  $452,264        $796,241       $1,716,800      $4,189,842      $3,304,953
Long-term debt                                       -               -                -      $2,384,793       1,052,382
Stockholders' equity per common share            $0.00           $0.00            $0.01           $0.00           $0.00
Shares outstanding at year end             241,616,991     251,181,774      267,031,058     277,962,574     296,422,907


                                  RISK FACTORS

         The securities offered under this prospectus are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective purchaser should, prior to purchase, consider very carefully the following risk factors, as well as all other information set forth elsewhere in this prospectus, particularly the information contained in the consolidated financial statements in this prospectus.

Broker-Dealer Sales, Market Liquidity of AVR Common Stock

         AVR's common stock is subject to the Securities Enforcement and Penny Stock Reform Act of 1990, which requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

         In addition, because AVR's securities do not meet the exceptions to the penny stock regulations cited above, trading in AVR's securities is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for securities that are not listed on The Nasdaq Stock Market or any national securities exchange. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

         Because AVR's securities are subject to the regulations applicable to penny stocks, the market liquidity for AVR's securities may be adversely affected. The regulations on penny stocks limit the ability of broker/dealers to sell AVR's securities and thus the ability of purchasers of AVR's securities to sell their securities in the secondary market. In addition, certain states may have rules and regulations that impose additional sales practice requirements on broker-dealers who sell the common stock.

Commercial Viability Dependent on Approval of Reticulose for Sale by the FDA.

         AVR has a very limited operating history, insignificant operating revenues and must be considered promotional and still in its early developmental stage. From inception through December 31, 1998, AVR had an accumulated deficit of $12,978,059. AVR is dependent upon approval of Reticulose for sale before it can begin any significant commercial operations.

         Management does not anticipate registration or other approval of Reticulose in an industrialized country in the immediate future. Management of AVR believes that the United States constitutes one of the major and most profitable pharmaceutical markets in the world. Since 1962, when Reticulose, among many other drugs, was reclassified as a "new drug" by the FDA, Reticulose has not been permitted to be marketed in the United States. This has been the direct result of AVR's inability to satisfy the regulatory protocols and the substantial preapproval requirements imposed by the FDA upon the introduction of any new or unapproved drug product, which include lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures. There is no assurance that FDA approval for the sale of Reticulose in the United States will ever be obtained or that the results of any clinical studies and tests will be sufficient to lead to FDA approval of an IND for clinical testing of Reticulose on humans in the United States. Further, there can be no assurance that Reticulose will ever be approved for commercial distribution by any country. There is nothing at this time upon which to base any assumption that AVR will either generate operating revenues or will ever be able to operate on a profitable basis. If AVR's plans prove to be unsuccessful, its shareholders and holders of options and warrants may lose all or a substantial portion of their investment. See "Business -- Competition,"
"-- Testing Agreements," "-- Exclusive Distribution Agreements" and "Government Regulation; the Investigational New Drug Application Process."

Funds Inadequate for Continued Research, Development and Testing; Uncertainty as Going Concern

         AVR's cash position, from time to time, has been the result of proceeds from AVR's sale of securities, to a much lesser extent, fees paid for distribution rights by AVR's exclusive distributors which fees also included deposits on purchases of Reticulose by a distributor, and limited sales of Reticulose for testing purposes. AVR's cash position of approximately $1,750,000 as of December 31, 1998 is largely due to stock options being exercised and the proceeds of convertible debentures sold in 1997 and 1998. AVR's current cash position will not be adequate to pay all the costs associated with the full range of continued research and development and testing, as well as the clinical trials that may be required by the FDA in order to obtain approval for the IND to test Reticulose in the United States.

         Unless Reticulose is approved for sale in the United States or another such country or unless Reticulose is approved for sale in one or more of its distributors' territories with both a material population and healthy profile, AVR may require additional equity and/or debt financing in the future to meet the considerable costs of human clinical trials, should the FDA grant permission for such trials. Such costs have not been ascertained by AVR. AVR may be dependent upon the continued sale of its securities or the exercise of its outstanding options or warrants for funds to meet its cash requirements. Any issuance of a substantial number of additional shares of common stock would dilute the ownership of present shareholders. If no options or warrants are exercised, management believes that AVR will be able to continue its business, which remains in the development stage, at current levels for approximately 12 months. There can be no assurance that the Options or the Warrants will be exercised in their entirety, if at all. There can be no assurance that any additional financing will be available or, if available, that it can be obtained on terms satisfactory to management. If AVR does not obtain material proceeds from the exercise of the Options or Warrants, AVR could be dependent upon joint ventures with, or the sale of certain rights regarding Reticulose to, third parties, the terms of which might not be advantageous to AVR. In addition, AVR may seek debt financing, but no agreements have been entered into or identified with regard to any financing. In the event that debt financing is not available, management anticipates that they will have to defer their salaries in order to continue operations. No assurances can be given that other debt financing will be readily obtainable on favorable terms, that AVR will be able to sustain its operations until approval for sale of Reticulose is granted or that any such approval will be granted. The Consolidated Financial Statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should AVR be unable to continue in existence. See "Management's Discussion and Analysis and Results of Operations" and "Notes to Consolidated Financial Statements."

         AVR's independent certified public accountants' report on AVR's consolidated financial statements for the fiscal year ended December 31, 1998, includes an explanatory paragraph regarding AVR's ability to continue as a going concern. Note 2 to the Consolidated Financial Statements stating that AVR's ability to continue operations is dependent upon its continued sale of its securities for funds to meet its cash requirements, which factors raise substantial doubt about AVR's ability to continue as a going concern. Further, the accountant's report does not include any adjustments that might result from the outcome of this uncertainty. AVR has no immediate plan to issue any securities, otherwise than upon the possible exercise of the Options, the Warrants, or the conversion of the 1998 Debenture. AVR has suffered material losses from operations during its operating history.

Reticulose is AVR's Sole Product; Very Limited Sales for Testing Purposes Only.

         There have been no sales by AVR of Reticulose except for insignificant revenues related to distribution of the drug for testing purposes. Reticulose is not currently marketed or approved for sale or use, and there can be no assurance that it will be approved for sale or use in the future.

AVR has currently in effect exclusive distribution agreements with distributors to market and sell Reticulose, subject to each distributor obtaining regulatory approval, in the following countries: China, Japan, Hong Kong, Macao, and Taiwan (AVIX International Pharmaceutical Corp., a New York corporation ("AVIX")); Mexico (AVIX); Channel Islands, Isle of Man, British West Indies, Jamaica, Haiti, Bermuda, Belize and Saudi Arabia (Commonwealth Pharmaceuticals, a corporation organized under the laws of Cayman Islands, British West Indies ("Commonwealth")); and Argentina, Bolivia, Paraguay, Uruguay, Brazil, and Chile
(DCT). AVR is dependent upon obtaining regulatory approval of Reticulose for sale and use in the United States, in other developed countries, or alternatively in one or more of its distributors' territories in order to have the potential for significant distribution and sales of Reticulose. There can be no assurance that any sales will be generated by AVR's distribution agreements, and further, there can be no assurance that any such distributors will receive timely, if ever, necessary approvals to market Reticulose in their territories. See "Business -- Exclusive Distribution Agreements."

Limited Medical Acceptance and No Assurance of Effectiveness of Reticulose.

         Reticulose is neither widely known nor accepted by the medical community nor approved for use in the United States for any purpose by the FDA. Two articles published in 1962 in recognized medical journals have questioned the anti-viral effect of Reticulose on Mumps, Encephalitis and Herpes Simplex utilizing tissue culture; on Herpes Simplex in students; and on Lansing Polio and mouse adapted and egg adapted Influenza: A. C. Kempe, "Failure to Demonstrate Antiviral Activity of Reticulose," American Journal of Diseases of Children, Vol. 103, May 1962, and Behbehani, "The Effect of Reticulose on Viral Infections of Experimental Animals," Southern Medical Journal, Vol. 55, February 1962. The only "double blind" study of Reticulose completed by or for AVR is a clinical trial involving 43 human patients with the AIDS which took place in Bridgetown, Barbados.

         Upon AVR's filing of a new IND application with the FDA, it must first satisfy the FDA that the current formulation of Reticulose is identical to the formulation reported on in the prior anecdotal history and studies of Reticulose, of which there can be no assurance. The uncertain amount of time and costs required for IND approval as a result of the FDA not accepting the prior history of the drug can be expected to be financially burdensome and have a material adverse effect on AVR and its likelihood of ever obtaining any requisite approval in the United States.

         There can be no assurance that the FDA will approve the sale or even the testing on humans of Reticulose in the United States, or that Reticulose will be effective in treating viruses of any variety on a wide scale or any other basis. See "Management's Discussion and Analysis and Results of Operations," "Business -- The Investigational New Drug Process" and "Testing Agreements."

Complexity and Expense of Complying with Government Regulations.

         The FDA and comparable regulatory agencies in foreign countries impose substantial requirements upon the introduction of therapeutic drug products including lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures. Registration or approval of a pharmaceutical product in at least one other country is a prerequisite to obtaining registration for sale in many Third World countries. Such governmental regulation decreases the likelihood that FDA approval for the sale of Reticulose in the United States or elsewhere will ever be obtained or that AVR will have adequate funds to finance the necessary clinical studies and related costs. In addition, the effect of the FDA and foreign government regulation will be to delay marketing of Reticulose for a considerable period of time, to impose costly procedures upon AVR's activities and to impede and/or prevent AVR's ability to compete with larger companies in its industry. The extent of potentially adverse government regulations which might arise from future legislation or administrative action cannot be predicted.

Intense Competition in Pharmaceutical Industry.

         There are inherent difficulties for any development stage company, such as AVR, seeking to enter an established field, particularly a field as capital intensive as the manufacture and sale of pharmaceuticals. AVR can expect to encounter intense competition from well known pharmaceutical companies and chemical companies engaged in the development and marketing of therapeutic drug products. Almost all of such companies are substantially larger, possessing far greater capital resources, more substantial operating histories and records of successful operations, greater personnel and other resources, and more extensive facilities than AVR now has or will have in the foreseeable future. Thus, such companies are and probably will continue to remain in a far better position to compete in this industry than AVR. Such companies may succeed in discovering, developing and marketing products that are either as effective or more effective than Reticulose, which has not yet been established or proven to be effective as an anti-viral agent to the FDA's or any other regulatory agency's standards. AVR is not currently, and there can be no assurances that in the foreseeable future AVR will be, a significant factor in the pharmaceutical field. Additionally, small development stage entities, such as AVR, with very limited resources, are at a very serious disadvantage in attempting to operate in a market against established Competitors. See "Business -- Competition."

Lack of Patent Protection to Prevent Replication of Reticulose by Competitors.

         AVR does not presently have a patent for Reticulose, however, AVR has two patents for the use of Reticulose as a treatment (the "Use Patents"), and has 32 patent applications pending with the U.S. Patent and Trademark Office. Other companies, having greater economic resources, may be successful in developing a similar product. AVR has retained patent counsel for the purpose pursuing additional patent protection for Reticulose. However, there is no certainty that patents will be granted, or if granted, that the patents will be sustained if judicially attacked, and, if declared valid, that the patents, in fact, will operate to protect AVR from others copying Reticulose.

Risk of Adverse Product Liability Claims and Lack of Product Liability
Insurance.

         AVR, like any pharmaceutical manufacturer, could be subjected to claims for adverse reactions resulting from the use of Reticulose. Although AVR is unaware of any such claims or threatened claims since Reticulose was initially marketed in the 1940's, one study noted adverse reactions in guinea pigs. In the event any claims for substantial amounts were successful, they could have a material adverse effect on AVR's financial condition and on the marketability of Reticulose. As of the date hereof, AVR does not have product liability insurance. AVR has not allocated any portion of the proceeds that it may receive upon the exercise of any options or warrants, of which there can be no assurance, to the cost of product liability insurance. There can be no assurance that AVR would be able to secure such insurance in adequate amounts, at reasonable premiums, if it determined to do so. Should AVR be unable to secure product liability insurance, the risk of loss to AVR in the event of claims would be greatly increased and could materially adversely affect AVR.

Significant Outstanding Convertible Securities.

         As of the date of this prospectus, in addition to the 301,340,183 shares of AVR common stock outstanding, there were outstanding (i) the Options, which are exercisable into an aggregate of 27,765,415 shares of common stock at exercise prices ranging from $0.11 to $0.36; (ii) the Warrants, which are exercisable into 5,451,922 shares of common stock; and (iii) the 1998 Debenture (currently estimated to be convertible into an aggregate of approximately 9,057,971 shares based upon the market price of the common stock on the date of this prospectus: $0.22).

            If all the Options, Warrants, and the 1998 Debenture were fully exercised and converted, as the case may be, there would be outstanding 343,615,491 shares of common stock, all of which would be available for public resale. The sale or availability for sale of this number of shares of common stock in the public market could adversely affect the market price of the common stock. Additionally, the availability to AVR of additional equity financing, and the terms of any such financing, may be adversely affected by the sale or availability for sale of this number of shares.

Reliance Upon Officers and Key Personnel.

         AVR is currently wholly dependent upon the personal efforts and abilities of its three full-time executive officers, only one of whom, Bernard Friedland, Chairman of the Board, has any experience in the pharmaceutical industry. The loss or unavailability to AVR of the services of Bernard Friedland or Shalom Z. Hirschman, M.D., President and Chief Executive Officer, could have a material adverse effect on AVR's business prospects and any potential earning capacity, and, therefore, AVR has obtained "key-man" insurance on the lives of Mr. Friedland and Dr. Hirschman in the amounts of $400,000 and $1,000,000, respectively. In the event AVR's level of operations shall significantly increase, the business may depend upon its abilities to attract and hire additional management and staff employees. There can be no assurance that AVR will be able to secure such additional management and staff, if necessary. See "Management --

Executive Officers and Directors" for further information concerning the extent, nature and scope of management's business experience.

Voting Control by Present Management.

         As of the date of this prospectus, the current officers and directors of AVR beneficially owned 91,671,133 shares of common stock of AVR or approximately 29% of the 301,340,183 shares of common stock deemed outstanding on that date for the purposes of the percentage calculation, including certain shares underlying options held by Shalom Z. Hirschman. As there are no cumulative voting rights, current members of management, by virtue of their stock ownership, can be expected to influence substantially the election of all of the directors of AVR and thereby continue to impact substantially AVR's business, affairs and policies. See "Principal Shareholders" and "Description of Securities."

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement that Advanced Viral Research Corp. ("AVR") filed with the Securities and Exchange Commission (the "SEC" or the "Commission") to register with the Commission the resale of the shares issued or issuable to the selling shareholders as provided in this prospectus. This prospectus is a part of that registration statement and constitutes a prospectus of AVR. As permitted by the Commission's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

         AVR has not authorized anyone to give any information regarding the offering of the shares that is different from what is contained in this prospectus. This prospectus is not an offer to sell or a solicitation of anyone to whom it would be unlawful to make an offer of solicitation. You should not assume that the information contained in this prospectus is accurate as of any time after the date of this prospectus, and neither the mailing of this prospectus to AVR's shareholders nor the issuance of the shares should create any implication to the contrary.


                         WHERE TO FIND MORE INFORMATION

         AVR files annual, quarterly and special reports with the SEC. The annual reports contain financial information that has been audited and reported on, with an opinion expressed by an independent auditor. These filings are available on the SEC's website: http://www.sec.gov. Hard copies are available at the SEC's public reference facilities at the following addresses:

         - 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

         - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and

         - 7 World Trade Center, 13th Floor, New York, New York, 10007.

         Call the SEC at 1-800-SEC-0330 with questions about its public reference facilities. To contact us, use the following information:

         Advanced Viral Research Corp.
         1250 East Hallandale Beach Blvd.
         Suite 501
         Hallandale, Florida 33009
         (954) 458-7636


                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts. Although AVR believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, including those factors discussed in "Risk Factors." We admonish the reader that all cautionary remarks expressly qualify in their entirety all forward-looking statements that are attributable to AVR or persons acting on our behalf.

         AVR makes no assurances as to the attainability of the projected or estimated financial information set forth in this prospectus or as to the accuracy or completeness of the assumptions from which such projected or estimated information is derived. Projections or estimations of AVR's future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. Reference is made to the particular discussions set forth under "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      MARKET PRICE OF AND DIVIDENDS ON THE
                  COMMON STOCK AND RELATED SHAREHOLDER MATTERS

MARKET INFORMATION

         The principal United States market in which AVR's common stock is traded is the over-the-counter market. The following table shows the range of reported low bid and high bid quotations for the Common stock for each full quarterly period during AVR's two recent fiscal years ended December 31, 1997 and 1998, and for the first quarter ended March 31, 1999, as reported on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board (the "Bulletin Board"). The high and low bid prices for the periods indicated reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                               Low Bid                   High Bid
                                                             (per share)                (per share)
                                                             -----------                -----------
1997
     First Quarter...............................................0.26                       0.47
     Second Quarter..............................................0.16                       0.31
     Third Quarter...............................................0.15                       0.33
     Fourth Quarter..............................................0.175                      0.345
1998
     First Quarter ..............................................0.18                       0.4375
     Second Quarter..............................................0.245                      0.46
     Third Quarter...............................................0.16                       0.30
     Fourth Quarter..............................................0.155                      0.23
1999
     First Quarter ..............................................0.17                       0.35

SHAREHOLDERS

         The approximate number of holders of record of the Common stock as of the date of this prospectus is 2,815 inclusive of those brokerage firms and/or clearing houses holding shares of common stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder).

DIVIDEND POLICY

         AVR has not declared or paid any dividends on its shares of common stock. AVR intends to retain future earnings, if any, that may be generated from AVR's operations to finance the operations and expansion of AVR and does not plan for the reasonably foreseeable future to pay dividends to holders of AVR common stock. Any decision as to the future payment of dividends will depend on the results of operations and financial position of the Company and such other factors as AVR's Board of Directors in its discretion deems relevant.

                                 CAPITALIZATION

         The following table sets forth (i) actual capitalization of AVR derived from its financial statements as of December 31, 1998, and (ii) an adjusted capitalization of AVR to reflect the issuance of an additional 47,192,584 shares of common stock pursuant to: (a) the full conversion of the 1998 Debenture; (b) the full exercise of the Warrants;(c) the full exercise of the Options; and (d) the issuance of 4,917,276 shares of AVR common stock pursuant to a private placement in December 1998. The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus and should be read in conjunction with such Consolidated Financial Statements and Notes thereto.

                                                                    December 31, 1998      Pro Forma As Adjusted
                                                                    -----------------      ---------------------
Long-term Debt:
   Convertible Debenture issued in November 1998.......................  $1,500,000               $1,500,000
Stockholders' Equity:
   Common stock, $0.00001 par value; 1,000,000,000 shares authorized;
       296,422,907 shares outstanding as of December 31, 1998..........      $2,964                   $3,055
   Additional paid-in-capital.......................................... $14,325,076              $23,435,197
   Deficit accumulated in the Development Stage........................($12,978,059)            ($12,112,090)
   Deferred Compensation Costs.........................................    ($14,769)                ($14,769)
Total Stockholders' Equity.............................................  $1,335,212              $11,311,393

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected historical financial data of AVR as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from the audited financial statements of AVR. The selected consolidated financial data set forth below should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

Selected Statement of Operations Data

                                                                             Years Ended December 31
                                                  ------------------------------------------------------------------------------
                                                            1994           1995            1996            1997           1998
                                                  ------------------------------------------------------------------------------
Revenues:
   Sales                                                    $22,402        $27,328         $24,111          $2,278           $656
   Interest                                                   7,450         16,155          46,796         111,845        102,043
   Other income                                              55,000         25,000          32,000           7,800            293
                                                        -----------    -----------     -----------     -----------    -----------
                                                             84,852         68,483         102,907         121,923        102,992
Costs and Expenses:
   Research and development                                  30,040         34,931         255,660         817,603        709,456
   General and administrative                               478,984        420,757         983,256       1,681,436      2,370,427
   Depreciation and amortization                             16,665         14,679          18,731         138,245        340,098
   Interest                                                     --             ---             ---       1,626,368        667,804
                                                        -----------    -----------     -----------     -----------    -----------
                                                            525,689        470,367       1,257,647       4,263,652      4,087,785
                                                        -----------    -----------     -----------     -----------    -----------
Net loss                                                  ($440,837)     ($401,884)    ($1,154,740)    ($4,141,729)   ($3,984,793)
                                                        ===========    ===========     ===========     ===========    ===========

Net loss per share of common stock - basic and diluted        $0.00          $0.00           $0.00           $0.02          $0.01
                                                        ===========    ===========     ===========     ===========    ===========
Weighted Average Number of  Common
Shares Outstanding                                      238,354,491    248,002,608     257,645,815     274,534,277    294,809,073
                                                        ===========    ===========     ===========     ===========    ===========

See notes to consolidated financial statements.

Selected Balance Sheet Data

                                                                           December 31
                                          --------------------------------------------------------------------------------------
                                                    1994             1995             1996            1997             1998
                                          --------------------------------------------------------------------------------------
Assets:
Current Assets:
    Cash and cash equivalents                   $   211,203      $    65,230      $    61,396      $   236,059      $   924,420
    Investments                                       5,000          479,000        1,378,841        2,984,902          821,047
    Inventory                                           ---           18,091           19,729           19,729           19,729
    Other current assets                             10,163           12,967           16,081           20,240           29,818
                                                -----------      -----------      -----------      -----------      -----------
Total current assets                                226,366          575,288        1,476,047        3,260,930        1,795,014

Property and Equipment                              224,098          214,494          207,209          485,661        1,049,593
Other Assets                                          1,800            6,459           33,544          443,251          460,346
                                                -----------      -----------      -----------      -----------      -----------
         Total assets                           $   452,264      $   796,241      $ 1,716,800      $ 4,189,842      $ 3,304,953
                                                ===========      ===========      ===========      ===========      ===========


Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable and other                   $    40,244      $    14,651      $    54,474      $   375,606      $   279,024
   Capital lease payable-current portion                ---              ---              ---              ---           38,355
                                                -----------      -----------      -----------      -----------      -----------
Total current liabilities                            40,244           14,651           54,474          375,606          317,379
                                                -----------      -----------      -----------      -----------      -----------
Long-Term Debt:
    Convertible debenture, net                          ---              ---              ---        2,384,793          885,002
    Capital lease payable-long term portion             ---              ---              ---              ---          167,380
                                                -----------      -----------      -----------      -----------      -----------
Total Long-Term Debt                                    ---              ---              ---        2,384,793        1,052,382
                                                -----------      -----------      -----------      -----------      -----------
   Deposit on securities purchase agreement             ---              ---              ---              ---          600,000
                                                -----------      -----------      -----------      -----------      -----------

Stockholders' Equity:
   Common stock; 1,000,000,000 shares, par
   value $0.00001 authorized                          2,416            2,512            2,671            2,779            2,964
   Additional paid-in capital                     3,704,517        4,475,875        7,003,351       10,512,767       14,325,076
   Subscription receivable                              ---              ---          (19,000)         (19,000)             ---
   Deficit accumulated during the development
   stage                                         (3,294,913)      (3,696,797)      (4,851,537)      (8,993,266)     (12,978,059)
   Deferred compensation cost                          ----              ---         (473,159)         (73,837)         (14,769)
                                                -----------      -----------      -----------      -----------      -----------
Total stockholders' equity                          412,020          781,590        1,662,326        1,429,443        1,335,212
                                                -----------      -----------      -----------      -----------      -----------

Total liabilities and stockholders' equity      $   452,264      $   796,241      $ 1,716,800      $ 4,189,842      $ 3,304,953
                                                ===========      ===========      ===========      ===========      ===========

Shares outstanding at year end                  241,616,991      251,181,774      247,031,058      277,962,574      296,422,907
                                                ===========      ===========      ===========      ===========      ===========

-----------
See notes to consolidated financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the results of operations and financial condition of AVR should be read along with AVR's Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

OVERVIEW

         Since its inception in July 1985, AVR has been engaged primarily in research and development activities. AVR has not yet generated significant operating revenues, and as of December 31, 1998 AVR had incurred a cumulative net loss of $12,978,059. AVR's ability to generate substantial operating revenue depends upon its success in gaining FDA approval for the commercial use and distribution of Reticulose. All of AVR's research and development efforts have been devoted to the development of Reticulose.

         In order to commence clinical trials for regulatory approval of Reticulose in the United States, it will be necessary for AVR to prepare and file a new IND with the FDA. Filings with foreign regulatory agencies will be required to continue or begin new clinical trials overseas. Within the next 12 months, AVR presently intends to submit a new IND to the FDA seeking approval to conduct a study testing the efficacy of Reticulose on human subjects with AIDS, as well as other interferon related viruses, which AVR believes will address the deficiencies noted in the FDA's prior correspondence to AVR regarding Reticulose. In the new IND, AVR presently intends, among other things, (i) to establish that the proposed formulation of Reticulose is the same as the formulation of Reticulose referenced in cited publications; (ii) to include relevant information on the chemistry, laboratory and animal controls to assure the integrity of the dosage form; (iii) to include safety information for the initial study proposed to be conducted on humans; (iv) to include information assuring the proper identification, quality, purity and strength of Reticulose and a description of the physical, chemical and microbiological characteristics of Reticulose; and (iv) to submit data supporting in vitro anti-HIV activity, or other criterion for a biological response modifier. AVR believes that the new IND will demonstrate the low incidence of adverse events in the use of Reticulose for the treatment of AIDS and other interferon related viruses. However, the FDA will make its own evaluation of the clinical trial data and there is no assurance that the FDA will approve AVR's IND. Because AVR is only at the preliminary stages of its efforts with regard to the new IND, it is impossible to determine whether the data from any ongoing studies will be able to be used by AVR in connection with the new IND or if the new IND will ever be approved by the FDA. FDA approval to begin human clinical trials of Reticulose will require significant cash expenditures, the amount of which is not currently determinable. Further, there can be no assurance that Reticulose will ever be approved for commercial distribution by any country.

         In addition to developing clinical trial programs, AVR plans to continue to provide funding for its laboratory testing programs at selected universities, medical schools, laboratories and hospitals for the purpose of testing the efficacy of Reticulose, but the amount of research that will be conducted at those institutions will depend upon AVR's financial status. Because AVR's research and development expenses and clinical trial expenses will be charged against earnings for financial reporting purposes, management expects that losses from operations will continue to be incurred for the foreseeable future.

RESULTS OF OPERATIONS

         During the fiscal years ended December 31, 1998 and 1997, AVR incurred losses of $3,984,793 and $4,141,729, respectively, compared to $1,154,740 in 1996. AVR's increased losses for the fiscal years ended December 31, 1998 and 1997 as compared with the fiscal year ended December 31, 1996 were attributable primarily to the salary of Shalom Z. Hirschman, M.D. as President and Chief Executive Officer of AVR, interest charges as a result of the beneficial conversion feature associated with the 1997 Debentures (as defined below), increased research and development expense, opening and maintenance costs of AVR's Yonkers, NY office, and the implementation of Statement of Financial Accounting Standards Board (SFAS) No. 123, "Accounting for Stock-Based Compensation," which accounted for options granted and recorded as compensation expense. Administrative expenses and the lack of sales revenues also contributed to AVR's losses.

         There were $656 and $2,278 in sales revenues in 1998 and 1997, respectively, compared to $24,111 in sales revenues for 1996. All sales revenues resulted from distributors purchasing Reticulose for testing purposes. Interest income was $102,043 and $111,845 in 1998 and 1997, respectively, compared to $46,796 in 1996. In 1998 and 1997, AVR collected $0 from the sale of territorial rights compared to $32,000 in 1996.

         There can be no assurance that Reticulose will ever be commercially distributed anywhere in the world.

LIQUIDITY

         As of December 31, 1998, AVR had current assets of $1,795,014, compared to $3,260,930 at December 31, 1997. AVR had total assets of $3,304,953 and $4,189,842 at December 31, 1998 and 1997, respectively. The decrease in current and total assets was primarily attributable to the use of investment capital to fund increased operating expenditures.

         During 1998, AVR used cash of $3,364,528 for operating activities, as compared to $2,179,780 in 1997 and $665,682 in 1996. During 1998, AVR (i)
incurred non-cash expenses of approximately $230,000 and $285,000, respectively, relating to amortization of loan costs and discount on warrants relating to the 1997 Debentures; (ii) incurred non-cash expenses of approximately $667,000 relating to amortization of deferred interest; (iii) expended approximately $316,000 in legal and consulting fees; (iv) expended approximately $210,000 in laboratory supplies; (v) expended approximately $1.1 million for payroll and related costs; and (vi) obtained approximately $1.3 million in proceeds from the sale of the 1998 Debenture. During 1998, AVR expended approximately $675,000 for leasehold improvements and furniture and equipment at AVR's Yonkers, New York office.

         During 1998, cash flows provided by investing activities was primarily due to the sales of investments which were available from the proceeds of the issuance of the convertible debentures in 1997. AVR also acquired property and equipment for its New York laboratory. See "Capital Resources" for a discussion of cash flows provided by financing activities.

         AVR's independent certified public accountants' report on AVR's consolidated financial statements for the fiscal year ended December 31, 1998, includes an explanatory paragraph regarding AVR's ability to continue as a going concern. Note 2 to the Consolidated Financial Statements stating that AVR's ability to continue operations is dependent upon its continued sale of its securities for funds to meet its cash requirements, which factors raise substantial doubt about AVR's ability to continue as a going concern. Further, the accountant's report does not include any adjustments that might result from the outcome of this uncertainty. AVR has no immediate plan to issue any securities, otherwise than upon the possible exercise of the Options, the Warrants, or the conversion of the 1998 Debenture.

CAPITAL RESOURCES

         AVR has been dependent upon the proceeds from the continued sale of securities for the funds required to continue operations at present levels and to fund further research and development activities. The following table summarizes the securities sold by AVR since February 1997.

=======================================================================================================================
                        Gross        Security        Convertible /         Conversion Price /       Maturity Date /
    Date Issued        Proceeds       Issued        Exercisable Into         Exercise Price         Expiration Date
=======================================================================================================================
February 1997       $1,000,000     Debenture     6,675,982 shares      $0.15-0.20 per share      Fully converted
                                   ------------------------------------------------------------------------------------
                                   Warrants      535,134 shares        $0.288-0.864 per share    February 28, 2007
-----------------------------------------------------------------------------------------------------------------------
August 1997         $3,000,000     Debenture     17,577,354 shares     $0.13-0.23 per share      Fully converted
                                   ------------------------------------------------------------------------------------
                                   Warrants      1,800,000 shares      $0.20-0.27 per share      August 30, 2007
-----------------------------------------------------------------------------------------------------------------------
November 1998       $1,500,000     Debenture     9,057,971 shares (1)  $0.1656 per share (1)     October 31, 2008
                                   ------------------------------------------------------------
                                   Warrants      375,000 shares        $0.20 per share
                                                 ----------------------------------------------
                                                 375,000 shares        $0.24 per share
                                   ------------------------------------------------------------------------------------
January 1999        $802,500       Shares        4,917,276             n/a                       n/a
                                   ------------------------------------------------------------------------------------
                                   Warrants      1,183,394 shares      $0.2040 per share         December 31,
                                                 ----------------------------------------------  2003
                                                 1,183,394 shares      $0.2448 per share
=======================================================================================================================

(1) Assumes the full conversion of the debenture based on the average of the closing bid and ask prices of the common stock on April 26, 1999, as reported on the OTC Electronic Bulletin Board ($0.23), and an applicable conversion price of $0.1656.

         Debentures and Warrants Issued in 1997.

         In February 1997 and October 1997, in order to finance research and development, AVR sold $1,000,000 and $3,000,000, respectively, principal amount of its ten-year 7% Convertible Debentures (the "February Debenture" and the "October Debenture," collectively, the "1997 Debentures") due February 28, 2007 and August 30, 2007, respectively, to RBB in offshore transactions pursuant to Regulation S under the Securities Act. Accrued interest under the 1997 Debentures was payable semiannually, computed at the rate of 7% per annum on the unpaid principal balance from the date of issuance until the date of interest payment. The 1997 Debentures were convertible, at the option of the holder, into shares of common stock pursuant to specified formulas. On April 22, 1997, June 6, 1997, July 3, 1997 and August 20, 1997, pursuant to notice by the holder, RBB, to AVR under the February Debenture, $330,000, $134,000, $270,000 and $266,000, respectively, of the principal amount of the February Debenture was converted into 1,648,352, 894,526, 2,323,580 and 1,809,524 shares of the common stock, respectively. As of August 20, 1997 the February Debenture was fully converted. On December 9, 1997, January 7, 1998, January 14, 1998, February 19, 1998, February 23, 1998, March 31, 1998, May 4, 1998 and May 5, 1998, pursuant to notice by the holder, RBB, to AVR, $120,000, $133,000, $341,250, $750,000,
$335,750, $425,000, $275,000 and $620,000, respectively, of the October
Debenture was converted into 772,201, 1,017,011, 2,512,887, 5,114,218,
1,498,884, 1,870,869, 1,491,485, and 3,299,979 shares of common stock, respectively. As of May 5, 1998, the October Debenture was fully converted.

         In connection with the issuance of the 1997 Debentures, AVR issued to RBB six warrants (the "1997 Warrants") to purchase common stock, three of such warrants entitling the holder to purchase, from February 21, 1997 through February 28, 2007, 178,378 shares of the common stock, and three of such warrants entitling the holder to purchase, from August 30, 1997 through August 30, 2007, 600,000 shares of the common stock. The exercise prices of the 1997 Warrants are $0.288, $0.576, $0.864, $0.20, $0.23 and $0.27 per warrant share, respectively. Each 1997 Warrant provides that the holder may elect to receive a reduced number of shares of common stock on the basis of a cashless exercise; that number of shares bears the same proportion to the total number shares issuable under that 1997 Warrant as the excess of the market value of shares of common stock over the warrant exercise price bears to that market value. Each 1997 Warrant contains anti-dilution provisions which provide for the adjustment of warrant price and warrant shares as more particularly set forth therein. As of March 24, 1999, none of the 1997 Warrants have been exercised.

         Debentures and Warrants Issued in 1998.

         In November 1998 AVR sold $1,500,000 principal amount of its ten-year 7% convertible debenture due October 31, 2008 to RBB, as agent for the accounts of certain persons, in an offshore transaction pursuant to Regulation S under the Securities Act (the "1998 Debenture"). Accrued interest under the 1998 Debenture is payable semiannually, computed at the rate of 7% per annum on the unpaid principal balance from the date of issuance until the date of interest payment. The 1998 Debenture is convertible, at the option of the holder, into shares of common stock pursuant to a specified formula. The actual number of shares of common stock issued or issuable upon conversion of the 1998 Debenture is subject to adjustment and could be materially less or more than the above estimated amount, depending upon factors that cannot be predicted by AVR at this time, including, among others, the future market price of the common stock.

         Based on the terms for conversion associated with the 1998 Debenture, there is an intrinsic value associated with the beneficial conversion feature of $625,000. This amount has been treated as deferred interest expense and recorded as a reduction of the convertible debenture with a corresponding credit to additional paid-in capital and is being amortized to interest expense over a one year period beginning November 16, 1998, based on management's expectation of when complete conversion will occur. The interest expense relative to this item was $52,083 for 1998.

         In connection with the issuance of the 1998 Debenture, AVR issued to RBB two warrants to purchase common stock , each warrant entitling the holder to purchase, until October 31, 2008, 375,000 shares of the common stock. The exercise prices of the two warrants are $0.20 and $0.24 per warrant share, respectively. Each warrant provides that the holder may elect to receive a reduced number of shares of common stock on the basis of a cashless exercise; that number of shares bears the same proportion to the total number shares issuable under that warrant as the excess of the market value of shares of common stock over the warrant exercise price bears to that market value. Each warrant contains anti-dilution provisions which provide for the adjustment of warrant price and warrant shares as more particularly set forth therein. As of April 24, 1999, none of such warrants had been exercised.

         The fair value of the warrants issued in connection with the 1998 Debenture was estimated to be $48,000 ($0.064 per warrant) based upon a financial analysis of the terms of such warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 5.75% and an expected holding period of one year. This amount has been reflected in the accompanying consolidated financial statements as interest expense related to the 1998 Debenture.

         Under the terms of the RBB agreement, AVR is required to file with the Commission this registration statement to register shares of the common stock issuable upon conversion of the 1998 Debenture and upon exercise of the related warrants to allow the investors to resell such common stock to the public. Because this registration statement was not declared effective by the Commission on or before April 13, 1999, AVR is obligated under the RBB agreement to pay RBB a penalty equal to the sum of (x) $30,000 and (y) $1,500 for each day lapsed after such date, until this registration statement is declared effective by the Commission, provided, however, that total penalties shall not exceed $100,000 in the aggregate.

         In December 1998 pursuant to a securities purchase agreement, AVR sold 4,917,276 shares of common stock, and warrants to purchase an aggregate of 2,366,788 shares of common stock, including (x) two warrants to purchase an aggregate of 1,966,788 shares of common stock and (y) a finder's fee paid to Harborview Group consisting of two warrants to purchase an aggregate 400,000 shares of common stock , in a private offering transaction pursuant to Section 4(2) of the Securities Act, for an aggregate purchase price of $802,500, of which $600,000 was received on December 31, 1998, and $202,500 was received in January 1999. Two of the warrants entitle the holders thereof to purchase 983,394 and 983,394 shares of common stock at exercise prices of $0.2040 and $0.2448 per share, respectively. The other two warrants entitle the holders thereof to purchase 200,000 and 200,000 shares of common stock at exercise prices of $0.2040 and $0.2448 per share, respectively. All four warrants are exercisable at any time and from time to time until December 31, 2003. Each warrant provides that the holder may elect to receive a reduced number of shares of common stock on the basis of a cashless exercise; that number of shares bears the same proportion to the total number shares issuable under that warrant as the excess of the market value of shares of common stock over the warrant exercise price bears to that market value. Each warrant contains anti-dilution provisions which provide for the adjustment of warrant price and warrant shares as more particularly set forth therein. As of April 24, 1999, none of such warrants had been exercised.

         Under the terms of the purchase agreement, AVR is required to file with the Commission this registration statement to register the common stock issued under the purchase agreement, and upon exercise of the warrants to allow the resale of such common stock to the public. The purchase agreement further provides that, in the event this registration statement is not declared effective by the Commission on or before May 21, 1999, AVR is required to pay a penalty of $30,000 for each full calendar month or portion thereof lapsed after such date, until this registration statement is declared effective, provided, however, that total penalties shall not exceed $100,000 in the aggregate.

         The fair value of the warrants issued as of January 7, 1999, the date of issuance of the shares underlying the securities purchase agreement in connection with the aforementioned transaction was estimated to be $494,000 ($0.0208 per warrant) based upon a financial analysis of the terms of such warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%, and a risk free interest rate of 6% through the December 31, 2003 expiration date.

         Research and Development Expenditures in 1998.

         In February 1998, AVR entered into that certain Concurrent Agreement with DCT, an Argentine corporation, whereby AVR agreed to provide DCT or its assignees up to $412,960 to cover the costs of a study on 65 patients to compare the results of treatment of AIDS patients using a three-drug cocktail and Reticulose versus AIDS patients taking a three-drug cocktail and a placebo. As of December 31, 1998, AVR has advanced approximately $50,000 for this study, which has been accounted for as research and development expense. In May 1998, AVR entered into the Rheumatoid Arthritis Agreement with DCT whereby AVR agreed to provide DCT or its assignees up to $94,950 to cover the costs of a controlled study in 30 patients to determine the efficacy of Reticulose for the treatment of rheumatoid arthritis in humans. In connection with this study, as of December 31, 1998, AVR has advanced approximately $79,200 which has been accounted for as research and development expenses. In July 1998, AVR authorized the expenditure of up to $90,000 to study the effects of Reticulose in inhibiting the mutation of the AIDS virus on patients in Buenos Aires, Argentina. As of December 31, 1998, AVR had advanced approximately $55,000 for such studies, which have been accounted for as research and development expense.

         If the FDA or other approvals are obtained, of which there can be no assurance, funds must be budgeted by AVR from the exercise of options and warrants, potential grants and/or additional equity, the availability of which funds there can be no assurance.

         AVR is currently expending approximately $300,000 per month, which expenses include salaries, rent, professional fees, license fees and taxes, research and development, and travel, principally between AVR's two offices and its Bahamian facility, and anticipates that it can continue operations for at least ten months with its current liquid assets, including the proceeds from the recent sale of the 1998 Debenture and other securities if no Options or Warrants are exercised. If all of the Options and Warrants are exercised, AVR will receive net proceeds of approximately $8.4 million. Those proceeds will contribute to general and administrative and working capital and will permit AVR to substantially increase its budget for research and development and clinical trials and testing and to operate at significantly increased levels of operation, assuming Reticulose receives approvals and prospects for sales increase to justify such increased levels of operation, of which there can be no assurance. The recent prevailing market price for shares of common stock has from time to time been above the exercise prices of certain of the outstanding Options and Warrants. However, there can be no assurance that the recent trading levels will be sustained or that any additional options or warrants will be exercised. In the event that less than 25% or none of the outstanding options and warrants are exercised, and no other additional financing is obtained by AVR, in order for AVR to achieve the level of operations contemplated by management, management anticipates that it will have to limit intentions to expand operations beyond current levels. AVR is currently seeking debt financing, licensing agreements, joint ventures and other sources of financing. There can be no assurance that such additional sources of financing will be found. There can be no assurance that any of AVR's distributors will ever obtain regulatory approvals to test or market Reticulose in any territory. In the event that financing is not available, in order to continue operations, management anticipates that they will have to defer their salaries. Management does not believe that, at present, debt or equity financing will be readily obtainable on favorable terms unless and until FDA approval for Phase I clinical testing is granted or comparable approval is obtained from another developed or developing country. Because of the uncertainties involved in the process of gaining approval for commercial drug use on humans, no assurance can be given that AVR will be able to sell Reticulose.

         AVR does not have a patent for Reticulose, although AVR has two patents for the use of Reticulose as a treatment. In addition, AVR has filed 32 patent applications with the United States Patent Office. There can be no assurance that other companies, having greater economic resources, will not be successful in developing a similar product using processes similar to those of AVR. There can be no assurance that AVR will obtain such a patent or, if obtained, that it will be enforceable. AVR has retained patent counsel for the purpose of pursuing additional patent protection for Reticulose. However, there is no certainty that patents will be granted, or if granted, that the patents will be sustained if judicially attacked, and, if declared valid, that the patents, in fact, will operate to protect AVR from others copying Reticulose. AVR has relied upon laws protecting proprietary information and trade secrets and upon confidentiality agreements to protect its rights to Reticulose and the processes for its manufacture, but there can be no assurance that such efforts and procedures will continue to be successful and protect AVR from any competition in the future.

YEAR 2000 COMPLIANCE

         The Year 2000 ("Year 2000") computer issue is the result of computer programs using a two-digit format, as opposed to a four-digit format to indicate the year. Such computer programs will be unable to recognize date information correctly when the year changes to 2000. The Year 2000 issue poses risks for AVR's information technology systems.

         AVR's information technology systems are based upon software licenses and software maintenance agreements with third party software companies. Based upon AVR's internal assessments and communications with its software vendors, all of the software utilized by AVR is Year 2000 compliant software. AVR has used internal personnel to test its software systems for Year 2000 compliance and such tests yielded positive results. AVR will continue to monitor its Year 2000 readiness. Also, AVR does not anticipate difficulty in resolving issues related to imbedded technology in the equipment provided to AVR by other manufacturers.

         Based on the foregoing, AVR believes that it will be Year 2000 compliant on a timely basis and that future costs relating to the Year 2000 issue will not have a material impact on AVR's consolidated financial position, results of operations or cash flows.


                                    BUSINESS

OVERVIEW

         Advanced Viral Research Corp. (the "Company" or "AVR") was incorporated under the laws of the State of Delaware on July 31, 1985 to engage in the production and marketing, promotion and sale of a pharmaceutical drug with the trade name "Reticulose." Reticulose has not been approved for sale or use by the FDA or any foreign government body. AVR is in the developmental stage, and has not as yet commenced any commercial operations. AVR is dependent on registration and/or approval by applicable regulatory authorities of Reticulose, of which there can be no assurance, in order to commence commercial operations.

         AVR's operations over the last five years have been limited principally to engaging in research, in vitro testing and analysis of Reticulose in the United States, and engaging others to perform testing and analysis of Reticulose on human patients overseas. In connection with these engagements, AVR has also granted distribution rights for Reticulose in certain foreign countries. In 1995, AVR retained Shalom Hirschman, M.D. as its President. Since becoming President of AVR, Dr. Hirschman has monitored the testing of Reticulose and has recently performed certain analyses of Reticulose with Company personnel, which analyses AVR believes may be used in connection with the FDA approval process.

BACKGROUND OF RETICULOSE

         Reticulose had been marketed in the United States during the 1940's through the early 1960's. However, under the Federal Food, Drug, and Cosmetic Act, as amended in 1962 (the "1962 Act"), the FDA classified Reticulose as a "new drug" requiring FDA approval prior to any sale in the United States. A forfeiture action was instituted in 1962 by the FDA against Reticulose, and Reticulose was withdrawn from the United States market. The injunction obtained by the FDA prohibits any shipment of Reticulose in the United States for treatment purposes until a New Drug Application ("NDA") for Reticulose is approved by the FDA.

         In 1985, Bernard Friedland, former President and current Chairman of the Board, and William Bregman, Secretary and Treasurer of AVR, organized AVR for the purpose of producing Reticulose and seeking approvals for marketing it world-wide, and thereafter obtained the rights to Reticulose in May 1986. The FDA has not approved human clinical trials for Reticulose in the United States. AVR may be required, in the absence of grants or other subsidies, to bear the expenses of the first phase of human clinical trials to the extent the FDA permits human clinical trials to occur, of which there can be no assurance. AVR does not know what the actual cost of such trials would be. If AVR needs additional financing to fund such human clinical trials, there can be no assurance that additional financing will be available to AVR. No assurance can be given that any IND for clinical tests of Reticulose on humans will be approved by the FDA for human clinical trials, or that the results of such human clinical trials will prove that Reticulose is safe or effective in the treatment of any diseases. Further, there is no assurance that the FDA will ever approve the sale of Reticulose in the United States.

GOVERNMENT REGULATION; THE INVESTIGATIONAL NEW DRUG APPLICATION
PROCESS

         The FDA imposes substantial requirements upon and conditions precedent to the introduction of therapeutic drug products, such as Reticulose, through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures to demonstrate that such products are both safe and effective in treating the indications for which approval is sought. Testing in humans may not be commenced until after an IND exemption is granted by the FDA. A New Drug Application ("NDA") must be submitted to the FDA for new drugs that have not been previously approved by the FDA and for new combinations of, and new indications and new delivery methods for, previously approved drugs.

         The IND process in the United States is governed by regulations established by the FDA which strictly control the use and distribution of investigational drugs in the United States. The guidelines require that an application contain sufficient information to justify administering the drug to humans, that the application include relevant information on the chemistry, pharmacology and toxicology of the drug derived from chemical, laboratory and animal or in vitro testing, and that a protocol be provided for the initial study of the new drug to be conducted on humans.

         In order to conduct a clinical trial of a new drug in humans, a sponsor must prepare and submit to the FDA a comprehensive IND. The focal point of the IND is a description of the overall plan for investigating the drug product and a comprehensive protocol for each planned study. The plan is carried out in three phases: Phase I clinical trials, which involve the administration of the drug to a small number of healthy subjects to determine safety, tolerance, absorption and metabolism characteristics; Phase II clinical trials, which involve the administration of the drug to a limited number of patients for a specific disease to determine dose response, efficacy and safety; and Phase III clinical trials, which involve the study of the drug to gain confirmatory evidence of efficacy and safety from a wide base of investigators and patients. The initial IND may cover only Phase I.

         An investigator's brochure must be included in the IND and the IND must commit the sponsor to obtain initial and continual review and approval of the clinical investigation. A section describing the composition, manufacture and control of the drug substance and the drug product is included in the IND. Sufficient information is required to be submitted to assure the proper identification, quality, purity and strength of the investigational drug. A description of the drug substance, including its physical, chemical, and biological characteristics, must also be included in the IND. The general method of preparation of the drug substance must be included. A list of all components including inactive ingredients must also be submitted. There must be adequate information about pharmacological and toxicological studies of the drug involving laboratory animals or in vitro tests on the basis of which the sponsor has concluded that it is reasonably safe to conduct the proposed clinical investigation. Where there has been widespread use of the drug outside of the United States or otherwise, it is possible in some limited circumstances to use well documented clinical experience as a substitute for other pre-clinical work.

         After the FDA approves the IND or allows it to become effective, the investigation is permitted to proceed, during which the sponsor must keep the FDA informed of new studies, including animal studies, make progress reports on the study or studies covered by the IND, and also be responsible for alerting FDA and clinical investigators immediately of unforeseen serious side effects or injuries.

         When the clinical testing has been completed and analyzed, final manufacturing processes and procedures are in place, and certain other required information is available to the manufacturer, a manufacturer may submit an NDA to the FDA. An NDA must be approved by the FDA covering the drug before its manufacturer can commence commercial distribution of the drug. The NDA contains a section describing the clinical investigations of the drug which section includes, among other things, the following: a description and analysis of each clinical pharmacology study of the drug; a description and analysis of each controlled clinical study pertinent to a proposed use of the drug; a description of each uncontrolled clinical study including a summary of the results and a brief statement explaining why the study is classified as uncontrolled; and a description and analysis of any other data or information relevant to an evaluation of the safety and effectiveness of the drug product obtained or otherwise received by the applicant from any source foreign or domestic. The NDA also includes an integrated summary of all available information about the safety of the drug product including pertinent animal and other laboratory data, demonstrated or potential adverse effects of the drug, including clinically significant potential adverse effects of administration of the drug contemporaneously with the administration of other drugs and other related drugs. A section is included describing the statistical controlled clinical study and the documentation and supporting statistical analysis used in evaluating the controlled clinical studies.

         Another section of the NDA describes the human pharmacokinetic data and human bioavailability data (or information supporting a waiver of the submission of in vivo bioavailability data). Also included in the NDA is a section describing the composition, manufacture and specification of the drug substance including the following: a full description of the drug substance, its physical and chemical characteristics; its stability; the process controls used during manufacture and packaging; and such specifications and analytical methods as are necessary to assure the identity, strength, quality and purity of the drug substance as well as the bioavailability of the drug products made from the substance. NDA's contain lists of all components used in the manufacture of the drug product and a statement of the specifications and analytical methods for each component. Also included are studies of the toxicological actions of the drug as they relate to the drug's intended uses.

         The data in the NDA must establish that the drug has been shown to be safe for use under its proposed labeling conditions and that there is substantial evidence that the drug is effective for its proposed use(s). Substantial evidence is defined by statute and FDA regulation to mean evidence consisting of adequate and well-controlled investigations, including clinical investigations by experts qualified by scientific training and experience, to evaluate the effectiveness of the drug involved.

         On September 20, 1984, Bernard Friedland, former President and current Chairman of the Board of AVR, as sponsor, submitted to the FDA an IND to conduct a study testing the efficacy of Reticulose on human subjects with AIDS, as well as other interferon related viruses. The FDA has issued four letters of deficiency with regard to the IND. In a letter dated November 29, 1984, the FDA indicated, among other deficiencies noted, that the publications submitted with the IND and relating to the effectiveness of Reticulose on virus related diseases will not be accepted in support of the safety of Reticulose unless AVR can establish that the proposed formulation of Reticulose is the same as the formulation of Reticulose referenced in those publications. In addition, the FDA required, among other things, that an IND application include relevant information on the chemistry, laboratory and animal controls to assure the integrity of the dosage form and that safety information be provided for the initial study proposed to be conducted on humans. The FDA also required that the information assure the proper identification, quality, purity and strength of Reticulose and a description of the physical, chemical and microbiological characteristics of Reticulose. On September 11, 1987, AVR received a further deficiency letter from the FDA, stating that no data had been submitted supporting in vitro anti-HIV activity or any criterion for a biological response modifier. See "Government Regulation; the Investigational New Drug Application Process."

         On March 6, 1992, AVR submitted an amendment to the IND, which attempted to address the FDA's concerns. In response to the March 1992 submission, AVR received a third deficiency letter from the FDA dated July 27, 1992, which provided detailed comments with respect to chemistry, toxicology, microbiology and clinical areas requiring further studies and action on the part of AVR. In June 1995, AVR received further correspondence from the FDA which stated, among other things, that AVR's prior submissions to the FDA did not provide an adequate response to the FDA's earlier request for preclinical information and accordingly AVR's IND was "inactivated."

         AVR has not formally responded to the 1992 deficiency letters or the 1995 deficiency letter, nor have any of the studies cited in those letters been undertaken. In February 1998, AVR contracted with GloboMax LLC of Hanover, Maryland to advise AVR in its preparation of an IND to be filed with the FDA, and to otherwise assist AVR through the FDA process with the objective of obtaining full approval for Reticulose in the United States. Pursuant to the agreement with GloboMax LLC, AVR is obligated to pay for services on an hourly basis, at prescribed rates. There can be no assurances as to the costs or the timing of the filing of the new IND or whether AVR has the resources to complete the FDA approval process. AVR may allocate certain funds from the exercise of currently outstanding options and warrants for the purpose of filing a new IND with the FDA, however, no assurance can be given that any of the currently outstanding options or warrants will be exercised. No assurance can be given that any new IND for clinical tests of Reticulose on humans will be approved by the FDA for human clinical trials on AIDS or other diseases, that any tests previously conducted or to be conducted will satisfy FDA requirements, that the results of such human clinical trials will prove that Reticulose is safe or effective in the treatment of AIDS or other diseases, or that the FDA would approve the sale of Reticulose in the United States if any application were to be made by AVR. It is not known at this time how extensive the Phase II and Phase III clinical trials will be, if they are conducted. There can be no assurances that the data generated will show that the drug Reticulose is safe and effective and even if the data shows that Reticulose is safe and effective, obtaining approval of the NDA could take years and require financing of amounts not presently available to AVR.

         In connection with its activities outside the United States, AVR is also subject to regulatory requirements governing the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical and diagnostic products, which requirements vary from country to country. Government regulation in certain countries may delay marketing of Reticulose for a considerable period of time and impose costly procedures upon AVR's activities. The extent of potentially adverse government regulations which might arise from future legislation or administrative action cannot be predicted. Whether or not FDA approval has been obtained for a product, approval of the product by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the United States. No assurance can be given that clinical studies conducted outside of any country will be accepted by such country, and the approval of any pharmaceutical or diagnostic product in one country does not assure that such product will be approved in another country. Accordingly, until registration is granted, if ever, in the United States or another developed or developing country, it is not expected that AVR will be able to generate material sales revenues. AVR received a grant of authority from the Bahamian Port Authority on October 15, 1992 confirming the right of AVR's subsidiary, Advanced Viral Research, Ltd., a Bahamian corporation, to carry on the manufacture and export sale of ethical pharmaceutical products. See "-Marketing And Sales" and "-Exclusive Distribution Agreements."

TESTING AGREEMENTS

                  For the period from inception (February 20, 1984) through December 31, 1998 AVR expended approximately $2.5 million on testing and research and development activities.

         Testing in the United States.

         On September 20, 1984, AVR's IND for Reticulose was submitted for a Phase I type study to determine if there was any pharmacological activity in humans against HIV. See "Government Regulation; the Investigational New Drug Application Process." In response to the FDA deficiency letters in 1984 and 1987 regarding AVR's IND, AVR was required among other things, to demonstrate that AVR's formulation of Reticulose was identical to the formulation reported in the prior anecdotal history and studies of Reticulose. In response to the deficiency letters from the FDA,

AVR engaged (i) the University of Wisconsin Biotechnology Center to perform a series of protein tests for product control and protein fragment identification;
(ii) Southern Research Institute, Birmingham, Alabama and Vironc Laboratories, North Miami Beach, Florida to perform in vitro screenings of Reticulose against the HIV virus in two separately conducted independent laboratory screenings; and
(iii) International Diagnostics Ltd. Inc., Dania, Florida, an independent testing laboratory, to perform standard mouse toxicity assays to demonstrate toxicity of Reticulose. Management of AVR originally believed that due to the early safety record and published reports of human use that the FDA would permit the initial Phase I trials in humans after approximately six months. If sufficient funds are available from the sale or exercise of securities or other sources, AVR will consider taking the additional steps to satisfy the FDA that the formulation of Reticulose is identical to the formulation reported in the prior anecdotal history and studies. The time and costs required for IND approval as a result of the FDA not accepting the prior history of the drug is currently not known to AVR but could be considerable. AVR may file a new IND with the FDA as opposed to amend its prior IND.

         Topical Safety Study.

         In October 1997, AVR contracted with Chrysalis Preclinical Service Corporation and Product Investigations, Inc., both unaffiliated third party laboratories, to conduct testing on animals and cultured human cells to determine the safety of the topical use of Reticulose, which testing was completed in November 1998. The studies showed no toxicity for the topical application of Reticulose. As of December 31, 1998, AVR advanced approximately $170,000 for such study.

         Canadian Contract.

         During the period from 1992 to 1995, AVR had been seeking approval in Canada for controlled distribution of Reticulose. AVR submitted an application for a limited study on 24 patients with Kaposi's Sarcoma, a condition associated with AIDS, the approval of which application was pending in 1995. However, due to delay in obtaining the approval for this study and after receiving deficiency letters from the Health Protection Branch of the Health and Welfare Department of Canada, AVR withdrew the application to have such study commence.

         Plata Partners Limited Partnership.

         On March 20, 1992, AVR entered into an agreement with Plata Partners Limited Partnership ("Plata"), a Michigan limited partnership unaffiliated with AVR (the "Plata Agreement"), pursuant to which Plata agreed at its expense, to perform a demonstration on ten patients of both sexes from 18 to 45 years of age for 45 days, without control group, at Campus #1 University C.B.E.P., University of Santo Domingo, Santo Domingo, Dominican Republic in accordance with a certain agreed upon protocol (the "Protocol") to assess the efficacy of a treatment using Reticulose incorporated in the Protocol against AIDS (the "Demonstration"). The Protocol provides, among other things, that the treatment consists of Reticulose along with vitamin and protein supplements. The preliminary and final results of the Demonstration were previously reported by AVR in its Reports on Form 8-K filed with the Securities and Exchange Commission ("SEC") on July 10, 1992 and November 6, 1992.

         The Demonstration was conducted on the patients from May 1992 through July 1992. The Demonstration was supervised by Angelo A. Chinnici, M.D., and administered by medical doctors certified to practice in the Dominican Republic. A videotape has been produced by Plata memorializing the Demonstration, which videotape was delivered to AVR in August 1992. On August 12, 1992 AVR received from Plata a translated written transcript of a press conference (the "Press Conference") called and conducted by Plata in Santo Domingo, Dominican Republic on August 7, 1992 (the "Transcript"). The Press Conference was held by Plata following the completion and the release of preliminary results of the Demonstration.

         The Transcript, a copy of which has been filed with AVR's Report on Form 8-K with the Commission on August 14, 1992, provides, among other things, statements from Dr. Joaquin Perez-Mendez, the Director of the Program for Control of Sexually Transmitted Diseases (Procets) a governmental organization in the Dominican Republic, who participated in the administration of the Demonstration, Dr. Charles Dunlop, then the Surgeon General of the Dominican Republic, Dr. Norman de Castro and Dr. Rafael Alcantara, who is associated with the Center for Sexually Transmitted Diseases in the Dominican Republic (collectively, the "Doctors").

         In the Transcript, the Doctors generally expressed their optimism and hopefulness regarding Reticulose and they encouraged further testing of the efficacy of Reticulose against AIDS and efforts to register Reticulose. As of the date hereof, AVR has not independently verified or otherwise substantiated the accuracy or completeness of the Transcript or the Press Articles. The Demonstration conducted by Plata was not a double-blind study. However, to date no registration certificate has been granted by the Dominican Republic, and there can be no assurance that such certificate will be issued. Further, AVR is currently not pursuing the registration certificate in the Dominican Republic.

         AVR has also been made aware that certain newspaper articles appeared in Spanish language newspapers (published in the Dominican Republic) regarding the Press Conference (the "Press Articles") and interviews with Drs. Perez-Mendez and Alcantara, which reported that the preliminary results of the Demonstration were "very encouraging" and that the "laboratory results subsequent to the treatment, reveal a more than 50 percent reconversion of the cell immunological system in almost all of the patients being maintained with relatively little favorable change in the only patient who did not complete the treatment." According to certain of the Press Articles, certain of the doctors attending the Demonstration stated: "Although it [(the Demonstration)] does not have the representativeness which a study of this caliber requires, precisely due to the small number of patients involved in the same, and above all due to the fact that it did not rely on a control group which permits us to make some significant comparisons, basically it is a good job of research and the results [are] clearly excellent."

         AVR received from Plata certain written information, certain copies of which are incorporated by reference into AVR's Reports on Form 8-K delivered for filing to the Commission on July 10, and July 23, 1992 (the "Plata Statement"). The Plata Statement reports, among other things, certain positive preliminary results of the Demonstration (the "Results"), including the fact that all patients showed weight gain, as well as resolution of malaise, joint pain, and diarrhea and that those patients initially presented with herpetic lesions showed clearing and well healed vesicles, there was a decrease in lymphotenopathy in the majority of patients, and their oral thrush was greatly improved.

         In August 1992, AVR received from Lionel Resnick, M.D., F.A.A.D., F.A.C.P., Chief, Retrovirology Laboratories, Departments of Dermatology and Pathology, Mount Sinai Medical Center of Greater Miami, in Miami, Florida, written correspondence relating to the Demonstration generally stating that, based upon his review of the results of the Demonstration, a "dramatic" clinical improvement was documented over the forty-five day period of the study and there were significant changes in laboratory surrogate markers consistent with beneficial drug effects, although he noted that enthusiasm regarding the Demonstration should be tempered by the lack of a homogeneous study population and defined clinical endpoints.

         In October 1992, AVR received from Anthony J. Mangia, M.D., certified by Plata to be an expert in the area of AIDS research, further written correspondence relating to the Demonstration (the "Mangia Correspondence"). As an independent observer, Dr. Mangia visited the Demonstration site, reviewed scientific data regarding the in vitro activity of Reticulose against various viruses, interviewed the study physicians, examined some of the patients, and reviewed the written results of the Demonstration. The Mangia Correspondence basically stated that Reticulose may be an effective alternative treatment for AIDS patients, based on a review of the data provided, that the results of the Demonstration appear to indicate that Reticulose is tolerated well, with no significant adverse reactions. The Mangia Correspondence also indicated that the patients Dr. Mangia examined had experienced an improvement in symptoms and a sense of well being by the time the Demonstration had concluded.

         The Mangia Correspondence does, however, contain several criticisms of the Demonstration, including, among other things, the brevity of the Demonstration, the lack of stratification according to CD 4 count, the small number of subjects, the inclusion of nutritional supplements along with the Reticulose, and the lack of pre- and post-treatment weights and performance status evaluation of the subjects. The Mangia Correspondence concluded that the results of the Demonstration appear to indicate that further studies in animals and humans appear to be warranted, and suggested that such further studies need to be better controlled and performed on a larger scale with more sophisticated methods than the Demonstration.

         AVR received from Plata a copy of a report dated September 30, 1992, from Angelo A. Chinnici, M.D. regarding the Demonstration (the "Chinnici Report"), with respect to the hypothesis, objectives, methodology, clinical tracking and procedures involved in the Demonstration. Among other things, the Chinnici Report noted that the majority of the subjects involved experienced a dramatic clinical improvement, such as reduction in oral thrush, reduction in herpetic lesions, and improvement in certain dermatological conditions such as seborrheic dermatitis and eczema. The most dramatic change was observed in the number of CD 4 and CD 8 lymphocytes, as well as in the CD 4 and CD 8 ratio, where nine of the ten patients experienced an increase in the CD 4 cells. The Chinnici Report further noted that the administration of Reticulose, among other things, produced no adverse side affects, significant anemia, nor any decrease in the subjects' white blood cell count, may cause a halt to viral replication and may produce endogenous interferon, which improves a patient's condition. However, The Chinnici Report also indicated, among other things, that the

Demonstration was limited in that the subjects were treated for a short period of time and there was no control group. AVR has not independently verified any of the statements contained in either the Mangia Correspondence or the Chinnici Correspondence.

         AVR believes the Demonstration will not significantly impact the FDA's decision to (i) approve an IND filed with the FDA or (ii) approve of the marketing, sales or distribution of Reticulose within the United States. Further, AVR believes the Demonstration will not significantly impact AVR's ability to obtain approval for the marketing, sales or distribution of Reticulose anywhere in the world.

         Pursuant to the Plata Agreement, AVR authorized the issuance to Plata of 5,000,000 shares of common stock and options to purchase an additional 5,000,000 shares at $0.08 per share through July 9, 1994 (the "Plata Options") and 5,000,000 shares at $0.10 per share through July 9, 1994 (the "Additional Plata Options"). Pursuant to several amendments, the Plata Options and the Additional Plata Options are exercisable through April 30, 1999 at an exercise price of $0.14 and $0.16, respectively. As of December 31, 1998, there are outstanding Plata Options to acquire 683,300 shares at $0.14 per share and Additional Plata Options to acquire 108,100 shares at an exercise price of $0.16 per share. Through December 31, 1998, AVR has received approximately $1,332,000 pursuant to the issuance of approximately 9.2 million shares in connection with the exercise of the Plata Options and the Additional Plata Options.

         Argentina Agreements.

         On December 27, 1993, AVR entered into an agreement with Juan Carlos Flichman, M.D., then the Permanent Advisor to the Argentine Association Against Sexually Transmitted Diseases, whereby Dr. Flichman agreed to conduct a double blind study of Reticulose in Argentina of (i) 40 patients who have been diagnosed with acute Hepatitis "B" and (ii) 20 patients diagnosed with Hepatitis "C" (the "Argentina Study"). The treatment of acute Hepatitis "B" patients was expected to last for approximately 20 days, followed by a 60/90 day observation period and of Hepatitis "C" patients was expected to last for 180 days, also followed by a 60/90 day observation period. Dr. Flichman, however, indicated to AVR that the Argentina Study was delayed because of the failure to gain regulatory approval in Argentina to commence testing. The Argentina Study was never completed.

         In April, 1996, AVR entered into an agreement (the "1996 Agreement") with DCT S.R.L., an Argentine corporation ("DCT"), pursuant to which DCT and Dr. Flichman each agreed to conduct open label clinical trials of Reticulose on the human papilloma virus (HPV) at two separate hospitals located in Buenos Aires, Argentina (the "HPV Clinical Trial"). In June, 1994, AVR entered into an exclusive distribution agreement with DCT, whereby AVR granted to DCT, subject to certain conditions precedent, the exclusive right to market and sell Reticulose in certain South American countries, including Argentina and other MERCOSUR States; this agreement was superseded by another exclusive distribution agreement as of April 1, 1996. Pursuant to the 1996 Agreement, the HPV Clinical Trial commenced and is being conducted pursuant to a protocol developed by Dr. Flichman. The purpose of the HPV Clinical Trial is to assess the efficacy of Reticulose on HPV. The protocol calls for, among other things, a study to be performed with clinical and laboratory follow-up on 20 patients between the ages of 18 and 50 years of age. The HPV Clinical Trial was not a double-blind study and did not include a placebo control group or reference to any other anti-viral drug.

         Pursuant to the 1996 Agreement, AVR paid approximately $34,000 to DCT to cover out of pocket expenses associated with the HPV Clinical Trial. The 1996 Agreement further provides that, at the conclusion of the HPV Clinical Trial, DCT shall cause Dr. Flichman to prepare and deliver a written report to AVR regarding the methodology and results of the HPV Clinical Trial (the "HPV Report"). On April 22, 1996, AVR was informed by DCT that the HPV Clinical Trial had commenced on April 15, 1996. In September 1996, AVR received from Dr. Flichman the HPV Report. The HPV Report stated that when Reticulose was applied topically to 20 patients (six males and 14 females) diagnosed to be infected with HPV, two of the 20 patients had total remissions and eight of the 20 patients experienced clinical improvement ranging from a reduction in color intensity, size and texture. Further, the HPV Report provides that no adverse side effects were observed in any of the 20 patients and only one patient experienced redness of the skin that disappeared spontaneously within 24 hours.

         Upon delivery of the HPV Report to AVR, AVR delivered to the principals of DCT common stock purchase options (the "DCT Options") to acquire 2,000,000 shares of AVR's common stock for a period of one year from the date of the delivery of the HPV Report, at an exercise price of $0.20 per share. Pursuant to several amendments, the DCT options are now exercisable through April 30, 1999 at an exercise price of $0.21 per share. As of December 31, 1998, 464,000 shares of common stock were issued pursuant to the exercise of these options for an aggregate exercise price of approximately $93,000. Additionally, in April 1998, 10,000 shares were issued in connection with the exercise of options at $0.20 per share.

         In June 1994, DCT and AVR entered into an exclusive distribution agreement whereby AVR granted to DCT, subject to certain conditions, the exclusive right to market and sell Reticulose in Argentina, Bolivia, Paraguay, Uruguay, Brazil, and Chile (the "DCT Agreement"). During the quarter ended June 30, 1997, AVR entered into an agreement with DCT (the "HIV-HPV Agreement") whereby AVR agreed to provide to DCT or its assignees up to $600,000 to cover the costs of a double blind placebo controlled study in approximately 150 patients to assess the efficacy of Reticulose for the treatment of persons diagnosed with the HIV virus (AIDS) and HPV (the "HIV-HPV Study"). The HIV-HPV Agreement provides that (i) in the event the data from the HIV-HPV Study is used in connection with Reticulose being approved for commercial sale anywhere within the territory granted under the DCT Agreement or (ii) DCT receives financing to cover the costs of the HIV-HPV Study, then DCT is obligated to reimburse AVR for all amounts expended in connection with the HIV-HPV Study. As of December 31, 1998, AVR has advanced approximately $665,000 in connection with the HIV-HPV Agreement, which is accounted for as a research and development expense. The amounts have been used to cover expenses associated with clinical activities of the HIV-HPV Study.

         In October 1997, AVR entered into two agreements with DCT whereby AVR agreed to provide DCT or its assignees up to $220,000 and $341,000 to cover the costs of double blind placebo controlled studies in approximately 360 and 240 patients, respectively to assess the efficacy of the topical application of Reticulose for the treatment of persons diagnosed with Herpes Labialis/Genital Infections (the "Herpes Study") and HPV (the "HPV Topical Study"). In connection with the Herpes Study and the HPV Topical Study, as of December 31, 1998, AVR has advanced approximately $58,000 and $132,500, respectively, and such expenses are accounted for as research and development expenses. The amounts expended have been used to cover expenses associated with pre-clinical activities. Neither the Herpes Study nor the HPV Topical Study has commenced. Both agreements with DCT provide that (i) in the event the data from the studies are used in connection with Reticulose being approved for commercial sale anywhere within the territory granted under the DCT Agreement or (ii) DCT receives financing to cover the costs of the studies, then DCT is obligated to reimburse AVR for all amounts respectively expended in connection with the Studies.

         In February 1998, AVR entered into an agreement with DCT (the "Concurrent Agreement") whereby AVR agreed to provide DCT or its assignees, up to $412,960 to cover the costs of a study in 65 patients to compare the results of treatment of patients with AIDS taking a three drug cocktail and Reticulose with those taking a three drug cocktail and a placebo. As of December 31, 1998, AVR has advanced approximately $50,000 for such study which has been accounted for as research and development expense.

         In May 1998, AVR entered into an agreement with DCT (the "Rheumatoid Arthritis Agreement") whereby AVR agreed to provide DCT or its assignees, up to $94,950 to cover the costs of a controlled study in 30 patients to determine the efficacy of Reticulose for the treatment of rheumatoid arthritis in humans. In connection with this study, as of December 31, 1998, AVR has advanced approximately $79,200 which has been accounted for as research and development expense.

         In July 1998, AVR authorized the expenditure of up to $90,000 to study the effects of Reticulose in inhibiting the mutation of the AIDS virus on patients in Buenos Aires, Argentina. As of December 31, 1998, AVR had advanced approximately $55,000 for such studies, which have been accounted for as research and development expense.

         Hirschman Study.

         AVR in late 1995 issued a grant of $30,188 to the Mount Sinai School of Medicine, New York City, New York, for a study to be conducted by Shalom Z. Hirschman, M.D., then Professor of Medicine and Director of the Division of Infectious Diseases of Mount Sinai School of Medicine, for the purpose of studying the mechanism, if any, by which Reticulose inhibits replication of HIV. (the "Hirschman Study"). The results of this research demonstrated that Reticulose stimulates the production of a unique set of chemokines, including Interleukin 1 (IL-1), Interleukin 6 (IL-6), Gamma Interferon and Tumor Nacrosis Factor, and inhibits the replication of HIV in cell cultures. were presented by Dr. Hirschman at Biomedicine '96, the annual meeting (sponsored by SCIENCE, a journal of the American Association for the Advancement of Science) of the Association of American Physicians, American Society for Clinical Investigation, and American Federation for Clinical Research, held May 4-6, 1996, in Washington, D.C. The manuscript of Drs. Hirschman and Chey Wei Chen, entitled "Peptide Nucleic Acids Stimulate Gamma Interferon and Inhibit the Replication of the Human Immunodeficiency Virus," was published in Clinical Research (the official compendium of the proceedings of the meeting) in the August 1996 issue of Journal of Investigative Medicine, a publication of the American Federation for Clinical Research.

         Barbados Study.

         The first stage of a double-blind, randomized, placebo-controlled clinical trial using Reticulose in the treatment of AIDS conducted at the Queen Elizabeth Hospital, Bridgetown, Barbados was completed in late November 1996 (the "Barbados Study"). AVR received a letter from one of the scientists conducting the Barbados Study dated November 26, 1996 reporting the results of the first stage of a double-blind, randomized, placebo-controlled clinical trial using Reticulose in the treatment of patients with AIDS, and confirming that the study protocol received ethical approval from the Chief Medical Officer's committee. In this first stage of the clinical trial, 43 patients who had never previously received any anti-retroviral therapy were enrolled into the study, 21 of which received Reticulose and 22 of which received placebo, over a 60-day period. The patients were observed for a further sixty days after the cessation of therapy. At the end of the 60-day treatment period, the key results included a 37% increase in the mean CD(4)-positive T-cell lymphocytes in the group of patients that received Reticulose, as compared to a 7% decrease in the group of patients that received placebo, and a 21% average decrease in HIV viral load, as measured by quantitative RNA PCR, in the Reticulose-treated group of patients, in contrast to a 33% increase in HIV viral load in the group of patients that received placebo. In addition, the letter reported, among other things, that at the end of the 60-day observation period following cessation of treatment, a majority of Reticulose-treated group showed a greater rise in blood hemoglobin, and maintained or increased their body weight in contrast to only a minority of the placebo-treated patients. Finally, there were no toxic side effects observed by physicians or reported by patients receiving Reticulose therapy in the first stage of the trial. An abstract entitled "Controlled Clinical Trial of Reticulose, a Peptide Nucleic Acid with Immunomodulator Activity in Patients with HIV Infection" (the "Barbados Abstract") which describes the results of the first stage of the Barbados Study, was accepted for publication by The American Society for Microbiology. As of December 31, 1998, AVR has expended approximately $365,000 to cover the costs of the Barbados Study. Based on information received from the coordinators of the Barbados Study, AVR is uncertain as to the costs to be incurred in connection with the Barbados Study and has not been informed as to when further results from the Barbados Study will be forthcoming.

         In connection with the Barbados Study, in July 1998, AVR authorized additional expenditures of up to $45,000 to Queen Elizabeth Hospital, Bridgetown, Barbados to study the effects of Reticulose in inhibiting the mutation of the AIDS virus. As of December 31, 1998, AVR has advanced approximately $10,000 for such study which has been accounted for as research and development expense.

         National Cancer Institute Study.

         In March 1997, AVR entered into a Material Transfer Agreement - Cooperative Research and Development Agreement (the "NCI Agreement") with certain governmental agencies (including the FDA) represented by The National Cancer Institute (collectively, the "Government Agencies"). The purpose of the NCI Agreement is for Dr. Howard Young, Section Chief, Laboratory of

Experimental Immunology, Division of Basic Sciences, The National Cancer Institute, to determine the molecular mechanism by which Reticulose may specifically enhance transcription of the gamma interferon gene. AVR intends to supply Reticulose to the Government Agencies for the purpose of research by the Government Agencies in accordance with a research plan attached to the NCI Agreement, subject to the conditions stated in the NCI Agreement. The NCI Agreement provides for non-disclosure by the Government Agencies and an understanding that AVR and the Government Agencies will enter into licenses to one another on terms to be negotiated in the future, in the event the research produces an invention. Either AVR or the Government Agencies may terminate the NCI Agreement upon 30 days prior written notice to the other. The NCI Agreement states that the Government Agencies "[do] not directly or indirectly endorse any product or service provided, or to be provided, whether directly or indirectly related to either this [agreement] or to any patent or other intellectual property license or agreement which implements this [agreement] by its successors, assignees, or licensees. The [Company] shall not in any way state or imply that this [agreement] is an endorsement of any such product or service by the U.S. Government or any of its organizational units or employees." Pursuant to an agreement dated March 19, 1998, the NCI Agreement has been extended for an additional one year period and provides for the continued study of the basic mechanisms of immune responses, the investigation of anti-tumor activity of Reticulose and its effect on rheumatoid arthritis.

MARKETING AND SALES

         Except for limited sales ($656 in 1998) of Reticulose for testing and other purposes, Reticulose is not sold commercially anywhere in the world. As of the date of this prospectus, the efforts of AVR or any of its representatives have produced no material benefits to AVR regarding AVR's ability to have Reticulose sold commercially anywhere in the world. AVR has entered into Exclusive Distribution Agreements with five separate entities whereby AVR has granted exclusive rights to distribute Reticulose in the countries of China, Japan, Hong Kong, Macao, Taiwan, Mexico, Channel Islands, Isle of Man, British West Indies, Jamaica, Haiti, Bermuda, Belize, Saudi Arabia, Argentina, Bolivia, Paraguay, Uruguay, Brazil and Chile. Pursuant to these agreements, the distributors are obligated to cause Reticulose to be approved for commercial sale in such countries and upon such approval, to purchase from AVR certain minimum quantities of Reticulose to maintain the exclusive distribution rights. The marketing plans of AVR for Reticulose are still dependent upon registration of Reticulose for sale in the various jurisdictions where its distributors are seeking approvals. See "-Exclusive Distribution Agreements."

         There can be no assurance that AVR or any distributor will ever secure registration of Reticulose and AVR to date has received no information that would lead it to believe that it will be positioned to sell Reticulose commercially anywhere in the world in the immediate future. To date, the only application for registration of Reticulose which has been filed is an application requesting that Reticulose be permitted to be sold in Argentina, which was filed in March 1998. Notwithstanding the filing of this application, no material progress has been made to secure approval to sell Reticulose in Argentina in that AVR is awaiting the results of a test requested by the government of Argentina which will demonstrate the effect of Reticulose on certain animals. AVR initially targeted its sales and marketing efforts to those countries where Reticulose was previously marketed by its prior owners for a number of years as an anti-viral agent in the treatment of Asian

Influenza, Viral Pneumonia, Virus Infectious Hepatitis, Mumps, Encephalitis, Herpes Simplex and Herpes Zoster. Those countries included Singapore, Hong Kong, Malaysia, Taiwan, the Philippines and Malta. Registration of Reticulose will be required in such countries as well as in the other countries comprising the distributors' territories before any significant sales may begin. The registration of Reticulose for sale in these countries has been frustrated due to AVR's inability to obtain the registration and approval to sell Reticulose in the Bahamas, the country of origin, and a general lack of published data on the efficacy of Reticulose. Until Reticulose is registered and approved for sale in the United States, in another developed country or in the other countries included in the distributors' territories, there can be no assurance that AVR will generate any sales of Reticulose. For the years ended December 31, 1998, 1997 and 1996, AVR reported no commercial sales except limited sales for testing purposes ($656, $2,278, and $24,111, respectively). Reticulose is not legally available for use anywhere in the world, except for testing purposes and the FDA's compassionate use program. See "-Testing Agreements."

COMPETITION

         There are inherent difficulties for any development stage company seeking to enter an established field, particularly in a field so capital intensive as the manufacture and sale of pharmaceuticals. AVR, if it is ever successful in securing FDA or other regulatory approvals, will encounter intense competition engaged in the development and marketing of drug products, all of which are substantially larger, possess far greater capital assets, have substantial operating histories and records of successful operations, greater financial and other resources, more employees and far more extensive facilities than AVR now has or will have in the foreseeable future. Accordingly, such companies are in a far better position to compete than AVR. Moreover, such companies may succeed in discovering, developing and marketing anti-viral products that are more effective than Reticulose. AVR at present is not, and there can be no assurances that AVR will become in the foreseeable future, a significant factor in the field in which it proposes to engage. Additionally, small "start-up" firms, such as AVR, with very limited resources, are at a very serious competitive disadvantage against established companies. AVR hopes to compete, however, based on cost and the effectiveness of Reticulose.

EMPLOYEES

         AVR has 24 full-time employees, consisting of its three executive officers, 17 employees involved in research, and four administrative employees. Shalom Z. Hirschman, M.D., President and Chief Executive Officer and a Director of AVR, Bernard Friedland, Chairman of the Board and a Director of AVR, and William Bregman, Secretary, Treasurer and a Director of AVR, each devote all of their business time to the day-to-day business operations of AVR.

         Additionally, AVR may hire, as and when needed, and as available, such sales and technical support staff and consultants for specific projects on a contract basis. See "Management -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

EXCLUSIVE DISTRIBUTION AGREEMENTS

         Agreement with DCT S.R.L.

         Under an Exclusive Distribution Agreement, dated June 1994, superseded by another agreement, dated April 1, 1996, between AVR and DCT, AVR granted to DCT subject to certain conditions precedent, the exclusive right to market and sell Reticulose within the territories of Argentina, Bolivia, Paraguay, Uruguay, Brazil and Chile (the "DCT Agreement"). The term of the DCT Agreement was for a three-year period with additional three-year renewal terms from the date DCT obtained all approvals, licenses, permits and registrations (collectively, the "Approval") to import and distribute Reticulose in Argentina, subject to DCT's right to extend the DCT Agreement so long as DCT was diligently pursuing the Approval and meeting certain annual minimum purchase requirements as set forth in the DCT Agreement, in the event the Approval for Argentina was obtained. DCT was granted an option to purchase for a period of one year from the date of Approval, 2,000,000 shares at a purchase price of $0.20 per Share (the "DCT Option"). The Approval has not been obtained to date. AVR has not terminated the DCT Agreement because AVR has not identified another source it believes will be more successful in obtaining the Approval.

         As a result of the 1996 Agreement, discussed under "-TESTING AGREEMENTS-Argentina Agreements" and the Health Ministry's approval for and the commencement of the test of Reticulose on HPV and HIV patients, AVR agreed that the DCT Option became exercisable.

         Termination of Agreements with C.U.R.E.

         On April 25, 1994, AVR entered into an Exclusive Distribution Agreement with C.U.R.E. pursuant to which C.U.R.E. was granted exclusive rights to distribute Reticulose within the countries of China, Japan, Thailand, Singapore, Hong Kong, Taiwan and Malaysia the ("C.U.R.E. Territory").

         The Exclusive Distribution Agreement with C.U.R.E. was for an initial term of five years, subject to certain automatic extensions if C.U.R.E. satisfied its minimum purchase obligations and obtained approval for one or more countries constituting the C.U.R.E. Territory, within one year from the Agreement. Because of its failure to obtain any approval, AVR terminated the rights of C.U.R.E. under this agreement.

         As of June 1, 1994, AVR had also entered into an Exclusive Distribution Agreement with C.U.R.E. Pharmaceutica Central Americas Ltd., a Delaware corporation and an affiliate of C.U.R.E. ("C.U.R.E. C/A Ltd."). C.U.R.E. C/A Ltd. was required to purchase a minimum of 20,000 milliliters of Reticulose during the first year following approval and such approval had to be obtained within one year of entering into this agreement. C.U.R.E. was unable to obtain such approval and AVR terminated C.U.R.E.'s exclusive distribution rights, effective May 30, 1995, following acknowledgment by C.U.R.E. and C.U.R.E. C/A Ltd. that neither had obtained approvals.

         Agreements with AVIX and Unistone.

         As the result of the termination of agreements with C.U.R.E. and C.U.R.E. C/A Ltd., AVR entered into an agreement, dated as of June 2, 1995, with AVIX, pursuant to which AVIX has been granted the exclusive import and distribution rights during a period of five years from the date that AVIX obtains Approval for any of the countries formerly within the C.U.R.E. Territory (the "AVIX Far East Agreement"), and a separate Exclusive Distribution Agreement with AVIX with respect to Mexico, which rights previously belonged to C.U.R.E. C/A Ltd. AVIX has informed AVR that it received initial authorization for testing Reticulose in Mexico in July 1998, and that it has commenced negotiations with parties in China for initial authorization for testing Reticulose, following which Approval for those countries shall be sought. AVR has been informed by AVIX that certain of the principals of AVIX (including Leonard Cohen who is an officer and shareholder thereof) were formerly principals of C.U.R.E. The terms of the agreement with AVIX are substantially similar to the agreements with C.U.R.E. and C.U.R.E. C/A Ltd. except that the territory in the AVIX Agreement does not include Thailand, Malaysia and Singapore but does include Macao. The Approval has not been obtained to date.

         On December 28, 1995, AVR entered into a separate agreement with AVIX and Beijing Unistone Pharmaceutical Co., Ltd. ("Unistone"), a company organized under the laws of the People's Republic of China, with headquarters in Beijing, China (the "Unistone-AVIX Agreement"). In connection with the Unistone-AVIX Agreement, AVR and AVIX agreed to utilize the services of Unistone for the purposes of securing approval to test Reticulose in China, with the intent of gaining Approval for China. Under the Unistone-AVIX Agreement, during a period of three years commencing on the date of Approval for China, Unistone shall be the exclusive distributor and have a limited trademark license for Reticulose in China. Unistone is obligated to purchase not more than 100,000 doses of 0.5 ml each in bulk form or 20,000 ampules of 0.5 ml doses for purposes of seeking Approval for China, at least 1,000,000 doses by the first anniversary of Approval for China, at least 3,000,000 doses during the next 12-month period, and at least 10,000,000 doses during each subsequent 12-month period, all at a purchase price of U.S. $1.00 per 0.5 ml dose shipped in bulk, or U.S. $1.26 per dose if ordered in prepackaged, four-dose 2 ml ampules. This purchase price is to be reduced by an aggregate of $100,000 on account of a fee to Unistone for trials and testing of Reticulose for Approval for China. If these annual minimum purchase requirements are satisfied, the period of the agreement is automatically extended through the eighth anniversary of the date of Approval. There are no minimum purchase requirements to be met by AVIX under the AVIX-Unistone Agreement. In addition, AVIX is obligated to pay Unistone $50,000 for its services in seeking Approval for China. As of December 31, 1997, AVR had given Unistone, for testing purposes, 1,600 ampules of Reticulose without charge. Unistone has not fulfilled its obligation under the agreement to obtain Approval before April 1996. AVR has not terminated the AVIX-Unistone Agreement because AVR has not identified another source it believes will be more successful in obtaining Approval.

         Under a separate agreement between AVR and AVIX, AVIX shall receive a royalty equal to 12.5% of the total sales of Reticulose in China, Japan, Taiwan, Hong Kong and Macao so long as AVR owns any right to Reticulose. AVIX also is entitled to certain payments by AVR in the event that AVR sells manufacturing rights for Reticulose.

         In July, 1996, the AVIX Far East Agreement was amended to grant AVIX the additional country of Macao and reflect AVIX's waiver of its rights with respect to the countries of Singapore, Thailand and Malaysia, as well as AVIX's penalty rights under the AVIX Far East Agreement that would have vested in the event that AVR could not produce sufficient quantities of Reticulose within certain periods of time. The penalty rights were waived, in part, because AVIX has not yet generated a sufficient demand for Reticulose within its distribution territory.

         The period of time during which AVIX must obtain Approval for any of the countries in its territory under the AVIX Far East Agreement was extended to June 1, 1997, subject to AVIX continuing to pay $8,000 per month to AVR. AVR has not received the $8,000 monthly payment since November, 1996; AVR has received a total of $40,000 in payments from AVIX. Pursuant to recent discussions with AVIX regarding the AVIX Far East Agreement, AVR and AVIX have agreed that, in lieu of the $8,000 monthly payment discussed above, AVIX will fund studies assessing the efficacy of Reticulose that may be performed in Mexico. If AVIX is complying with the AVIX Far East Agreement, including certain annual minimum purchase requirements after Approval is obtained (see below) of which there can be no assurance, the term is automatically extended for five additional five year terms. The agreements with AVIX further provide that the results of all studies, research data, documentation and research publications regarding Reticulose in which AVIX has an interest are owned by AVR.

         The separate agreement for Mexico requires Approval within one year and has minimum annual purchase requirement commencing at 20,000 milliliters. AVR extended the period for AVIX to secure Approval from Mexico because management of AVR believes that AVIX is diligently seeking such Approval from the Ministry of Health of Mexico. In July 1998, the Ministry of Health of Mexico granted authorization for testing and analysis of Reticulose on human subjects with HIV and AIDS, and AVR is currently exploring candidates to perform such tests. Through March 1999, no studies have commenced in Mexico and no amounts for such testing have been advanced by AVIX.

         AVIX shall be required, pursuant to the AVIX Far East Agreement, to purchase Reticulose for $500,000 upon obtaining Approval and after one year after Approval for China, AVIX is required to purchase Reticulose for an additional $500,000 at $12 per 2 ml ampule.

         Agreement with Commonwealth.

         Under an Exclusive Distribution Agreement, dated October 24, 1994, as supplemented on November 2, 1995 (collectively, the "Commonwealth Agreement") with Commonwealth, AVR has granted to Commonwealth, subject to certain conditions precedent, the exclusive right to market and sell AVR's pharmaceutical drug Reticulose within the territories of the Channel Islands, The Isle of Man, the British West Indies, Jamaica, Haiti, Bermuda and Belize (collectively, the "Commonwealth Territories"), and the right (not exclusive) to import, warehouse, market, sell and distribute Reticulose within the territory of Saudi Arabia. The term of the Commonwealth Agreement as to the Commonwealth Territories is for successive three year periods (each extension period being with the prior mutual consent of the parties) from the date Commonwealth obtains Approval for any one of the Commonwealth Territories. The Approval has not been obtained to date.

         Pursuant to the Commonwealth Agreement, Commonwealth purchased from AVR 1,500 ampules of Reticulose at a purchase price of $12.00 per ampule (2 milliliters per ampules) and delivered to AVR $5,000 as a signing payment (for a total payment of $23,000). Commonwealth has advised AVR that to date it has sold approximately $1,200 worth of Reticulose in the Commonwealth Territories. Further, pursuant to the Commonwealth Agreement, in the event Approval for any of the Commonwealth Territories is obtained, Commonwealth is obligated to purchase from AVR $225,000 worth of Reticulose within one year from the date of Approval for any of the Commonwealth Territories; $642,000 worth of Reticulose during the second year from the date of Approval for any of the Commonwealth Territories; and $1,026,000 worth of Reticulose during the third year from the date of Approval for any of the Commonwealth Territories. Commonwealth also is obligated to purchase from AVR $225,000 worth, $822,000 worth and $1,914,000 worth of Reticulose, respectively, during the first three years from the date of Approval. In addition, pursuant to the Commonwealth Agreement, AVR has granted to Commonwealth the right to acquire 3,000,000 shares of the common stock at a purchase price of $0.25 per share at any time and from time to time for a period of one year from the date that certain tests are conducted and a paper is published with respect to such test of Reticulose. AVR has been informed by Commonwealth that certain of the affiliates of Commonwealth were formally affiliated with Plata.

         Agreement with Dormer Laboratories Inc.

         On November 9, 1993, AVR entered into an agreement by which it granted to Dormer Laboratories Inc., a Canadian corporation ("Dormer"), the exclusive rights to import, warehouse, market, sell and distribute Reticulose within Canada for a period of five years from the grant of import approval for Canada, provided that Dormer meets certain Reticulose purchase minimums. Because Approval for Canada was not obtained by November 9, 1995, AVR had the right to terminate this agreement on 90 days prior written notice to Dormer. Upon notice by AVR, the agreement was terminated in August 1998.

GLOSSARY OF TERMS

         The following is a glossary of some of the scientific terms used in this report. Except as otherwise noted, the information contained in the glossary has been obtained from Stedman's Medical Dictionary Illustrated (The Williams & Wilkins Company, Baltimore, 22nd Edition, c. 1972).

AIDS: Acquired Immune Deficiency Syndrome, a disease of no known etiology in which the body's immunological system is destroyed. (Source: Webster's II New Riverside Dictionary)

Amino acid:              An organic acid in which one of the CH hydrogen atoms
                         has been replaced by NH2.

Ampule: A hermetically sealed container, usually made of glass, containing a sterile medicinal solution, or powder to be made up in solution, to be used for subcutaneous, intramuscular or intravenous injection.

Anti-viral agent:        An active force or substance capable of weakening or
                         abolishing the action of a virus.

Carboxyl:                The characteristic chemical group of certain organic
                         acids.

Cell: A minute structure, the living, active basis of all plant and animal organization, composed of a mass of protoplasm, enclosed in a delicate membrane and containing a nucleus.

HIV:                     Human Immunodeficiency Virus.

HPV or Human
Papilloma Virus:         Genital warts, indicated by a circumscribed benign
                         epithelial tumor projecting from the surrounding surface.).

Interferon:              Substances produced in cell cultures or host tissues in
                         response to infection with active or inactivated virus, capable of inducing a state of resistance to superinfection with related or unrelated virus.

Intramuscular:           Within the substance of a muscle.

Kaposi's Sarcoma:        A multiple, bleeding tumor denoting a disease of
                         unknown cause, involving primitive tissue in the formation of blood or lymphatic vessels.

Lymphocyte:              A type of white blood cell found in the fluid collected
                         from tissues throughout the body.

Neoplasm:                An abnormal tissue that grows by cellular proliferation
                         more rapidly than normal and continues to grow after the stimuli that initiated the new growth cease, e.g., a tumor.

Nucleic acids:           Ribonucleic acid (RNA) or deoxyribonucleic (DNA)
                         protein molecules which determine genetic memory of cells. These molecules are essential to life.

Peptide: A compound of two or more amino acids in which the carboxyl group of one is united with the amino group of the other, with the elimination of a molecule of water, thus forming a peptide bond.

Reticulose:              An anti-viral peptide-nucleic acid preparation,
                         developed by Vincent M. LaPenta, M.D. specifically to stimulate the reticulo-endothelial system. (Sources: E.
                         Podolsky, M.D., "The Reticulo-Endothelial System and
                         Its Activation by Non-Specific Protein Therapy," The
                         Journal of Medicine, October 1938; Physicians' Desk
                         Reference to Pharmaceutical Specialists and Biologicals
                         (Medical Economics, Inc., Oradell, N.J. c 1961))

Subcutaneous:            Beneath the skin; hypodermic.

Viral replication:       The duplication of a virus within the body cell by
                         breaking down the RNA or DNA of the host cell and using it to make a replicate of itself, while killing the host cell.

Virus: A group of microbes which with few exceptions are capable of passing through fine fibers that retain bacteria and are incapable of growth or reproduction apart from living cells.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The directors and executive officers of AVR, and further information concerning them, are as follows:

Name                            Age         Position
----                            ---         --------
Shalom Z. Hirschman, M.D.        63         President and Chief Executive Officer, Chief
                                            Scientific Officer
Bernard Friedland                73         Chairman of the Board of Directors

William Bregman                  77         Vice President, Secretary, Treasurer, Director

Louis J. Silver                  70         Director

         Shalom Z. Hirschman, M.D., President, Chief Executive Officer and a Director of AVR since October 1996, was Director of the Division of Infectious Diseases and Professor of Medicine at Mount Sinai School of Medicine, New York, New York, from May 1969 until October 1996.

         Bernard Friedland, Chairman of the Board of AVR since May 1987, Director of AVR since July 1985 and President and Chief Executive Officer of AVR from September 1985 until October 1996, was employed by Key, Inc. for 29 years, until March 1, 1986, in the Research and Development and Quality Assurance Departments in Pharmaceuticals, Pharmacology, and
Canceantimetabolites.

         William Bregman, Director of AVR since July 1985 and
Secretary-Treasurer of AVR since September 1985, was Vice President of AVR from September 1985 until May 1987 and Vice President and Secretary of LTD from August 1984 until July 1989.

         Louis J. Silver, Director of AVR since May 1992, has been self-employed as a free-lance bookkeeper and auditor since 1985. Mr. Silver previously served as a member of the Board of Directors of AVR during the periods from May 1987 to July 1987.

         Bernard Friedland and William Bregman may be deemed a "parent" and "promoter" of AVR as those terms as defined in the rules and regulations promulgated under the Securities Act. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. For the fiscal year ended December 31, 1998, and for the period ended March 24, 1999, no person who was a director, officer or beneficial owner of more than 10% of the common stock was subject to Section 16 of the Exchange Act because AVR does not have a class of securities registered under
Section 12 of the Exchange Act.

DIRECTOR COMPENSATION

         The arrangement for director compensation is $150 for each meeting of the Board of Directors of AVR attended, which has not in fact been paid within at least the last three years.

EXECUTIVE OFFICER COMPENSATION

         Other than Dr. Hirschman, no director, officer or employee of AVR received salary and bonus exceeding in the aggregate $100,000 in the years ended December 31, 1998, 1997 or 1996. The following Summary Compensation Table sets forth the information concerning compensation for services in all capacities awarded to, earned by or paid to the named executive officers for the years ended December 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Long Term
                                                        Annual Compensation                        Compensation Awards
-------------------------------------------------------------------------------------------------------------------------------
                                                                                            Securities
                                                                                           Underlying
                                                                     Other Annual           Options/      All Other
Name and Principal Position     Year      Salary         Bonus       Compensation (1)       SARs (3)      Compensation (4)
-------------------------------------------------------------------------------------------------------------------------------
Shalom Z. Hirschman, M.D.,      1998      $325,000       $0          $12,288               23,000,000     $4,316
President, Chief Executive      -----------------------------------------------------------------------------------------------
Officer and Chief Scientific    1997      $325,000       $43,000     $14,604               0              $3,956
Officer of AVR since October    -----------------------------------------------------------------------------------------------
1996 and consultant to AVR      1996      $68,750(2)     $0          $ 4,825               15,000,000     $4,316
from May 24, 1995 until
October 1996.
-------------------------------------------------------------------------------------------------------------------------------
Bernard Friedland, President    1998      -              -           -                     -              -
and Chief Executive Officer     -----------------------------------------------------------------------------------------------
of AVR through October 13,      1997      -              -           -                     -              -
1996                            -----------------------------------------------------------------------------------------------
                                1996      $35,000        -           $6,500                -              -
-------------------------------------------------------------------------------------------------------------------------------

(1) Other Annual Compensation for Dr. Hirschman and Mr. Friedland include medical insurance premiums paid by AVR for him, and aggregate incremental cost to AVR of Dr. Hirschman's automobile lease, gas, oil, repairs and maintenance.
(2) Under the Employment Agreement described under "-EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS," Dr. Hirschman's annual salary as President and Chief Executive Officer (among other titles) is $325,000.
(3) Includes all options granted during fiscal years shown. No stock appreciation rights were granted with any options.
(4) The dollar value of insurance premiums paid by, or on behalf of, AVR with respect to term life insurance for the benefit of Dr. Hirschman.

         In February 1998, Dr. Hirschman was granted options to acquire 23,000,000 shares of common stock, the exerciseability of which is subject to conditions precedent. No other stock options were granted to the named executive officers during 1998. Other than Dr. Hirschman's options to acquire an additional 16,100,000 shares of common stock, AVR currently has outstanding:

         (i) three 1997 Warrants which each entitle the holder to purchase 178,378 shares of common stock at exercise prices of $0.288, $0.576 and $0.864 per warrant share, respectively;

         (ii) three 1997 Warrants which each entitle the holder to purchase 600,000 shares of common stock,$0.20, $0.23 and $0.27 per warrant share, respectively;

         (iii) two warrants which entitle the holder to purchase 375,000 and 375,000 shares of common stock at exercise prices of $0.20 and $0.24 per warrant share, respectively;

         (iv) four warrants which entitle the holder to purchase 983,394, 983,394, 200,000 and 200,000 shares of common stock at exercise prices of $0.2040, $0.2448, $0.2040, and $0.2448 per warrant share, respectively; and

         (v) options to acquire 14,365,415 shares of the common stock, none of which are beneficially owned by directors, officers or employees of AVR.

         The following table sets forth certain summary information concerning exercised and unexercised options to purchase AVR's common stock as of December 31, 1998 held by the named executive officers. No options were exercised during the year ended December 31, 1998 by the named executive officers.

                         AGGREGATED OPTION EXERCISES IN
                   LAST FISCAL YEAR AND YEAR-END OPTION VALUES

-----------------------------------------------------------------------------------------------------------------------
                                                        Number of Securities Underlying  Value of Unexercised In-the-
                               Shares                         Unexercised Options              Money Options at
                             Acquired on      Value            at Fiscal Year-End               Fiscal Year-End
Name                        Exercise (#)  Realized (1)     Exercisable/Unexercisable       Exercisable/Unexercisable
-----------------------------------------------------------------------------------------------------------------------
Shalom Z. Hirschman, MD           0            $0           16,100,000 / 23,000,000          $267,800 / $0 (2)(3)
-----------------------------------------------------------------------------------------------------------------------
Bernard Friedland                 0            $0                     0/0                            $0/$0
-----------------------------------------------------------------------------------------------------------------------

(1) The difference between the average of the high and low bid prices per share of the common stock as reported by the Bulletin Board on the date of exercise, and the exercise or base price.
(2) The difference between the average of the high and low bid prices per share of the common stock as reported by the Bulletin Board on December 31, 1998, $0.218, and the exercise or base price.
(3) As of December 31, 1998, Dr. Hirschman held options to purchase 4,100,000 shares of common stock at $0.18 per share, 4,000,000; shares of common stock at $0.19 per share; 4,000,000 shares of common stock at $0.27 per share; and 4,000,000 shares of common stock at $0.36 per share, all of which are currently exercisable. In addition, Dr. Hirschman held options to purchase 23,000,000 shares of common stock at $0.27 per share which become exercisable through February 2008 upon the earlier to occur of : (i) the day an IND number is obtained from and approved by the FDA so that human research may be conducted using Reticulose; (ii) the occurrence of a change in control; or (iii) the execution of an agreement relating to co-marketing pursuant to which one or more third parties commit to make payments to AVR of at least $15 million.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         Pursuant to an Amended and Restated Employment Agreement dated as of July 8, 1998 between AVR and Shalom Z. Hirschman, M.D. (the "Employment Agreement"), AVR employs Dr. Hirschman, on a full business time basis as its President, Chief Executive Officer, Chief Scientific Officer and Chairman of its Scientific Advisory Board, with duties including supervising day-to-day operations of AVR, including management of scientific, medical, financial, regulatory and corporate matters, establishing appropriate laboratory, executive and other facilities for AVR, and raising additional capital for AVR. The Employment Agreement includes an agreement by AVR that Dr. Hirschman will be nominated as a Director of AVR for the duration of Dr. Hirschman's employment by AVR under the Employment Agreement, and voting agreements regarding the election of Messrs. Friedland, Bregman and Dr. Hirschman as directors. See "Principal Shareholders."

         Pursuant to the Employment Agreement, the term of Dr. Hirschman's employment continues until December 31, 2000 and will continue for one year periods thereafter unless either AVR or Dr. Hirschman gives the other notice at least two years in advance that such one year automatic extension shall be vitiated. In the event the Employment Agreement is terminated by AVR "for cause" (as defined therein), all unvested stock options, benefits under stock bonus plans and stock appreciation rights ("SARs") (collectively, "Stock Rights") granted to Dr. Hirschman may be canceled by AVR. In the event the Employment Agreement is terminated by Dr. Hirschman "for cause" (as defined therein), AVR is required to pay to Dr. Hirschman his annual salary and employee benefits through the remainder of the then current term.

         Pursuant to the Employment Agreement, Dr. Hirschman receives an annual salary of $325,000, payable in equal biweekly installments. The Employment Agreement also entitles Dr. Hirschman to (a) a major medical insurance policy, disability policy and dental policy insurance to Dr. Hirschman and his dependents that is reasonably acceptable to the parties, and (b) a term life insurance policy at least in the amount of $1,000,000, with a beneficiary to be designated by Dr. Hirschman. The Employment Agreement further provides that AVR shall (a) take such action as may be necessary to permit Dr. Hirschman to be entitled to participate in stock option, stock bonus or similar plans (including plans for SARs) as are established by AVR, (b) lease or purchase for Dr. Hirschman, at his discretion, an automobile selected and to be used by him, having a list price not in excess of $40,000, and pay for all gas, oil, repairs and maintenance, as well as the lease or purchase payments, as applicable, in connection with the automobile, (c) reimburse Dr. Hirschman for all of his proven expenses incurred in and about the course of his employment that are deductible under the current tax law, including, among other expenses, his license fees, membership dues in professional organizations, subscriptions to professional journals, necessary travel, hotel and entertainment expenses incurred in connection with overnight, out-of-town trips that contribute to the benefit of AVR in the reasonable determination of Dr. Hirschman, and all other expenses that may be pre-approved by the Board of Directors of AVR, and (d) provide not less than four weeks paid vacation annually and such paid sick or other leave as AVR provides to all of its employees. The Employment Agreement also provides for the payment of $100,000 to Dr. Hirschman on the date an IND number is obtained by AVR from the FDA so that Reticulose may be tested on humans, so long as such IND number is obtained while Dr. Hirschman is employed by AVR.

         The Employment Agreement further provides that Dr. Hirschman is not authorized, without the express written consent of the Board of Directors and other than in the ordinary course of business, to pledge the credit of AVR or any of its other employees, to bind AVR, to release or discharge any debt due AVR unless AVR has received payment in full, or to dispose (as collateral or otherwise) of all or substantially all of AVR's assets.

         Dr. Hirschman has agreed that he will assign to AVR all patents he develops which result from his knowledge acquired while performing his duties under the Employment Agreement, and that, if his employment under the Employment Agreement is terminated by AVR "for cause" or by Dr. Hirschman otherwise than "for cause," as specified in that agreement, he will not, directly or indirectly, compete with AVR for three years after termination or solicit AVR's employees to leave the service of AVR for one year after termination.

         Pursuant to the execution of the Employment Agreement, AVR ratified a $100,000 bonus payment made to Dr. Hirschman in February 1998 and the February 1998 grant to Dr. Hirschman of options to acquire 23,000,000 shares of common stock exercisable at any time and from time to time through February 2008 at $0.27 per share commencing upon (i) the day an IND number is obtained from and approved by the FDA so that human research may be conducted using Reticulose;
(ii) the occurrence of a change in control; or (iii) the execution of an agreement relating to co-marketing pursuant to which one or more third parties commit to make payments to AVR of at least $15 million.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth as of the date of this prospectus certain information regarding the beneficial ownership of the common stock by
(i) each person who is known by AVR to own beneficially more than 5% of the Company's outstanding voting securities; (ii) each of AVR's directors and named executive officers; and (iii) all directors of AVR as a group:

                                                         Shares of common stock
Name and Address of Beneficial Owner                     Beneficially Owned (1)                      Percent Owned
------------------------------------                     ----------------------                      -------------
Shalom Z. Hirschman, M.D.                                      16,100,000(2)(3)                           5.07%
c/o Advanced Viral Research Corp.
1250 East Hallandale Beach Blvd.
Hallandale, FL 33009

Bernard Friedland                                              39,346,730(3)(4)                          13.06%
c/o Advanced Viral Research Corp.
1250 East Hallandale Beach Blvd.
Hallandale, FL 33009

William Bregman                                                35,705,403(3)(5)                          11.85%
c/o Advanced Viral Research Corp.
1250 East Hallandale Beach Blvd.
Hallandale, FL 33009

Louis J. Silver                                                   501,000                                 0.17%
5110 S.W. 127th Place
Miami, FL 33175

All officers & directors (4 persons)                           91,653,133(2)                             28.87%

(1) The persons named in this table have sole voting power with respect to all shares shown as beneficially owned by them, except as indicated in other footnotes to this table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after April 24, 1999, are deemed outstanding. According to American Stock Transfer & Trust Company, the transfer agent for the common stock, 301,340,183 shares of the common stock were outstanding as of the close of business on April 24, 1999.
(2) Represents shares which may be acquired pursuant to options to purchase common stock exercisable within 60 days after April 24, 1999.
(3) The Employment Agreement provides that Messrs. Friedland and Bregman, during the term of Dr. Hirschman's employment under that agreement, shall vote all shares of the common stock owned or voted by them in favor of Dr. Hirschman as a director of AVR. That agreement, however, does not restrict or otherwise limit their right to sell their shares to third parties without restriction. The Employment Agreement also provides that Dr. Hirschman, during that term, shall take no action which shall preclude Messrs. Friedland and Bregman from being nominees as directors of AVR and that Dr. Hirschman shall vote all shares of the common stock owned or voted by him in favor of Messrs. Friedland and Bregman as directors of AVR. See "- Employment Contracts, Termination of Employment and Change-in-Control Arrangements."
(4) Includes (i) 1,000,000 shares of the common stock owned by Mr. Friedland and Beth Friedland, his daughter, as joint tenants, (ii) 20,000,000 shares owned by Mr. Friedland and Shirley Friedland, his spouse, as joint tenants, and (iii) 600,000 shares owned the B&SD Friedland Foundation, a not-for-profit foundation controlled by Mr. Friedland. Does not include 15,000 shares owned by Shirley Friedland as to which Mr. Friedland disclaims beneficial ownership.

(5) Includes (i) 22,823,125 shares held in a trust for which Mr. Bregman is the sole trustee and sole beneficiary; (ii) 70,000 shares owned by Carol Bregman, his daughter; (iii) 73,000 shares owned by Janet Berlin, his daughter, (iv) 70,000 shares owned by Forest Berlin, his grandson, and (v) 70,000 shares owned by Jessica Berlin, his granddaughter.


                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the common stock as of the date of this prospectus by each of the selling shareholders assuming the full conversion of the 1998 Debenture (based on application of the formula for computing the applicable conversion price as provided in the 1998 Debenture), the Warrants and the Options. Unless otherwise indicated below, to the knowledge of AVR, all persons listed below have sole voting and investment power with respect to the shares of common stock, except to the extent authority is shared by spouses under applicable law. Based on the average of the closing bid and ask prices of the common stock on April 26, 1999, as reported on the OTC Electronic Bulletin Board ($0.23), and an applicable conversion price of $0.1656, full conversion of the 1998 Debenture would yield 9,057,971 shares of common stock.

         The information included below is based upon information provided by the selling shareholders. Because the selling shareholders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the selling shareholders after such offering can be provided and the following table has been prepared on the assumption that all shares offered under this prospectus will be sold.

                              SELLING SHAREHOLDERS

                                                             Shares Owned                               Shares Owned
                                    Position with or     Before Offering (1)(2)     Shares Being      After Offering (3)
Selling Shareholder                Relationship to AVR    Number            %    Sold in Offering(2)    Number      %
-------------------                -------------------   ------            ---   -------------------    ------     ---
Elliot Bauer                4a    Affiliate of AVIX         4,099,500    1.20%          4,099,500            0     0.00%
Cesar Blumtritt, MD         4b    Affiliate of DCT            753,333    0.22%            753,333            0     0.00%
                                  Consultant and
Leonard Cohen               4c    Affiliate of AVIX         1,700,000    0.50%          1,700,000            0     0.00%
David Duffy                 4d    Affiliate of Plata          650,000    0.19%            650,000            0     0.00%
Shalom Z. Hirschman, MD     4e    President and CEO        16,100,000    4.71%         16,100,000            0     0.00%
Gary Hussian                4f    Affiliate of DCT            292,500    0.09%            292,500            0     0.00%
Interfi Capital Group       4g    Investor                  1,038,015    0.30%          1,038,015            0     0.00%
Henry Kamioner              4h    None                      1,500,000    0.44%          1,500,000            0     0.00%
Charles Miller              4i    Affiliate of Plata            8,100    0.00%              8,100            0     0.00%
Jeffrey & Cheryl Miller     4j    Affiliate of Plata          183,300    0.05%            183,300            0     0.00%
Richard Rubin               4k    Former legal counsel      1,000,000    0.29%          1,000,000            0     0.00%
Freddie Velez               4l    Affiliate of DCT            440,667    0.13%            440,667            0     0.00%


RBB Bank A.G.               5     Investor                 12,143,105    3.53%         12,143,105            0     0.00%

Harborview Group, Inc.      6a    Investor                  3,831,372    1.12%          3,831,372            0     0.00%
Joe Feshbach                6b    Investor                    857,843    0.25%            857,843            0     0.00%
Russell Kuhn                6c    Investor                    586,880    0.17%            428,880      158,000     0.05%
Victor Sherman              6d    Investor                    528,880    0.15%            428,880      100,000     0.03%
Jennifer Brandenburg Smith  6e    Investor                    171,569    0.05%            171,569            0     0.00%
Jo Sherrin Smith            6f    Investor                    171,569    0.05%            171,569            0     0.00%
Robert Franklin Smith, Sr.  6g    Investor                    171,569    0.05%            171,569            0     0.00%
Shelly Marion Smith         6h    Investor                    271,569    0.08%            171,569      100,000     0.03%
Myron Weiner                6i    Investor                    438,880    0.13%            428,880       10,000     0.00%
John Zimmerman              6j    Investor                    641,151    0.19%            536,151      105,000     0.03%
Matt Zimmerman              6k    Investor                    105,782    0.03%             85,782       20,000     0.01%

Total Shares Being Sold     7                              47,685,584   13.88%         47,192,584      493,000     0.14%
                                                           ==========   ======         ==========      =======     =====

Total Shares Outstanding (2)                              343,615,491
                                                          ===========

 *   Less than 1%
1. As required by regulations of the Commission, the number of shares shown as beneficially owned include shares which can be purchased within 60 days after April 26, 1999. The actual number of shares of common stock beneficially owned is subject to adjustment and could be materially more or less than the estimated amount indicated depending upon factors which cannot be predicted by AVR at this time, including, among others, the market price of the common stock.
2. Assumes the full exercise of the Warrants and the Options and the full conversion of the 1998 Debenture based on the average of the closing bid and ask prices of the common stock on April 26, 1999, as reported on the OTC Electronic Bulletin Board ($0.23) and an applicable conversion price of $0.1656, full conversion of the 1998 Debenture would yield 9,057,971 shares of common stock.
3. Assumes that all of the shares are sold by the selling shareholders and no additional shares of common stock are acquired.
4. Numbers of shares stated include an aggregate of 27,765,415 shares underlying options registered for the selling shareholders hereunder, as follows:
     (a) options to purchase 4,099,500 shares at $0.13 per share;
     (b) options to purchase 753,333 shares at $0.21 per share;
     (c) options to purchase 1,700,000 shares at $0.15 per share;
     (d) options to purchase 600,000 shares at $0.14 per share and 50,000 shares at $0.21 per share;
     (e) options to purchase 4,100,000 shares at $0.18 per share, 4,000,000 shares at $0.19 per share, 4,000,000 shares at $0.27 per share, and 4,000,000 shares at $0.36 per share;

     (f) options to purchase 292,500 shares at $0.21 per share;
     (g) options to purchase 926,542 shares at $0.33 per share and 111,473 shares at $0.41 per share;
     (h) options to purchase 500,000 shares at $0.19 per share, 500,000 shares at $0.27 per share, and 500,000 shares at $0.36 per share;
     (i) options to purchase 83,300 shares at $0.14 per share and 100,000 shares at $0.16 per share;
     (j) options to purchase 8,100 shares at $0.16 per share;
     (k) options to purchase 500,000 shares at $0.27 per share, and 500,000 shares at $0.33 per share;
     (l) options to purchase 440,667 shares at $0.21 per share
5. Represents 9,057,971 shares of common stock issued or issuable upon the full conversion of the 1998 Debenture (which number may fluctuate depending on the future market price of AVR's common stock) and 3,085,134 shares underlying certain warrants. Shares held in the name of RBB are held for the account of foreign investors. RBB represents that no beneficial owner represents 5% or more of AVR's outstanding securities.
6. Includes the following number of shares of common stock underlying certain warrants: (a) 980,392 shares; (b) 245,098 shares; (c) 122,508 shares; (d)
     122,508 shares; (e) 49,020 shares; (f) 49,020 shares; (g) 49,020 shares;
     (h) 49,020 shares; (i) 122,508 shares; (j) 153,186 shares; and (k) 24,508 shares. Shares held in the name of Harborview Group, Inc. are held for the account of investors. Harborview Group, Inc. represents that no beneficial owner represents 5% or more of AVR's outstanding securities.
7. Includes 5,451,922 shares of common stock issuable upon exercise of the Warrants.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         For the past three fiscal years, there were no material transactions between AVR and any of its officers or directors which involved $60,000 or more.


                            DESCRIPTION OF SECURITIES

Common Stock

         The authorized capital stock of AVR consists of 1,000,000,000 shares of common stock, par value $0.00001 per share. All shares of common stock now outstanding are fully paid for and non-assessable. The holders of common stock:

         o have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of AVR;

         o entitled to share ratably in all of the assets of AVR available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of AVR;

         o do not have preemptive, subscription, or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and

         o are entitled to one noncumulative vote per share on all matters which shareholders may vote on at all meetings of shareholders.

                                 USE OF PROCEEDS

         AVR will not receive any of the proceeds from the sale of the shares offered hereunder by the selling shareholders.


                              PLAN OF DISTRIBUTION

         Sales of the shares may be made from time to time by the selling shareholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on the OTC Bulletin Board, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(l) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions: (a) a block grade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be 'underwriters' within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         Information as to whether underwriters who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus (the 'Prospectus Supplement'). Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         AVR has advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

         It is anticipated that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of AVR's common stock. None of the selling shareholders have entered into any agreements regarding the sales of the shares being registered.


                                  LEGAL MATTERS

         The validity of the shares offered in this prospectus will be passed upon for AVR by Berman Wolfe & Rennert, P.A., NationsBank Tower, 35th Floor, 100 Southeast Second Street, Miami, Florida 33131.


                                     EXPERTS

         The Consolidated Financial Statements of AVR included in this prospectus and in the registration statement except as they pertain to periods unaudited, have been audited by Rachlin Cohen & Holtz, independent certified public accountants, for the periods indicated in their report appearing elsewhere in this prospectus, and are included in this prospectus in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)


                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------

                                                                                                                    PAGE
                                                                                                                    ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                                                                   F-2


CONSOLIDATED FINANCIAL STATEMENTS

    Balance Sheets, December 31, 1998 and 1997                                                                       F-3

    Statements of Operations for the Years Ended December 31, 1998, 1997 and 1996 and from
        Inception (February 20, 1984) to December 31, 1998                                                           F-4

    Statements of Stockholders' Equity from Inception (February 20, 1984) to December 31, 1998                       F-5

    Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996 and from
        Inception (February 20, 1984) to December 31, 1998                                                          F-12

    Notes to Consolidated Financial Statements                                                                      F-13


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------

To the Stockholders and Directors
Advanced Viral Research Corp.
  (A Development Stage Company)
Hallandale, Florida

We have audited the accompanying consolidated balance sheets of Advanced Viral Research Corp. (A Development Stage Company) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998 and for the period from inception (February 20, 1984) to December 31, 1998. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Viral Research Corp. (A Development Stage Company) as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998 and for the period from inception (February 20, 1984) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are described in Note
2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             RACHLIN COHEN & HOLTZ LLP
Miami, Florida
February 11, 1999

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                                                   1998            1997
                                                                                                   ----            ----
                               ASSETS
                               ------
Current Assets:
   Cash and cash equivalents                                                                    $   924,420    $   236,059
   Investments                                                                                      821,047      2,984,902
   Inventory                                                                                         19,729         19,729
   Other current assets                                                                              29,818         20,240
                                                                                                -----------   ------------
         Total current assets                                                                     1,795,014      3,260,930

Property and Equipment                                                                            1,049,593        485,661

Other Assets                                                                                        460,346        443,251
                                                                                                -----------   ------------
         Total assets                                                                           $ 3,304,953    $ 4,189,842
                                                                                                ===========   ============


                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------

Current Liabilities:
   Accounts payable and accrued liabilities                                                     $   279,024    $   375,606
   Current portion of capital lease obligation                                                       38,335             -
                                                                                                -----------   ------------
         Total current liabilities                                                                  317,359        375,606
                                                                                                -----------   ------------

Long-Term Liabilities:
   Convertible debenture, net                                                                       885,002      2,384,793
   Capital lease obligation - long-term portion                                                     167,380             -
                                                                                                -----------   ------------
        Total long-term liabilities                                                               1,052,382      2,384,793
                                                                                                -----------   ------------

Deposit on Securities Purchase Agreement                                                            600,000              -

Commitments and Contingencies                                                                             -              -

Stockholders' Equity:
   Common stock; 1,000,000,000 shares of $.00001 par value
      authorized, 296,422,907 and 277,962,574
      shares issued and outstanding                                                                   2,964          2,779
   Additional paid-in capital                                                                    14,325,076     10,512,767
   Deficit accumulated during the development stage                                             (12,978,059)    (8,993,266)
   Subscription receivable                                                                                -        (19,000)
   Deferred compensation cost                                                                       (14,769)       (73,837)
                                                                                                -----------   ------------
         Total stockholders' equity                                                               1,335,212      1,429,443
                                                                                                -----------   ------------
         Total liabilities and stockholders' equity                                             $ 3,304,953    $ 4,189,842
                                                                                                ===========   ============

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                    Inception
                                                                                                  (February 20,
                                                             Year Ended December 31,                 1984) to
                                                             -----------------------                December 31,
                                                    1998             1997             1996              1998
                                                -------------    -------------    -------------    -------------
Revenues:
   Sales                                        $         656    $       2,278    $      24,111    $     194,975
   Interest                                           102,043          111,845           46,796          559,297
   Other income                                           293            7,800           32,000          120,093
                                                -------------    -------------    -------------    -------------
                                                      102,992          121,923          102,907          874,365
                                                -------------    -------------    -------------    -------------

Costs and Expenses:
   Research and development                           709,456          817,603          255,660        2,633,467
   General and administrative                       2,370,427        1,681,436          983,256        8,265,337
   Depreciation and amortization                      340,098          138,245           18,731          657,283
   Interest                                           667,804        1,626,368               --        2,296,337
                                                -------------    -------------    -------------    -------------
                                                    4,087,785        4,263,652        1,257,647       13,852,424
                                                -------------    -------------    -------------    -------------

Net Loss                                        $  (3,984,793)   $  (4,141,729)   $  (1,154,740)   $ (12,978,059)
                                                =============    =============    =============    =============

Net Loss Per Share of Common
   Stock - Basic and Diluted                    $        (.01)   $        (.02)   $        (.00)
                                                =============    =============    =============

Weighted Average Number of
   Common Shares Outstanding                      294,809,073      274,534,277      257,645,815
                                                =============    =============    =============


                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998

                                                                                                                        Deficit
                                                                              Common Stock                            Accumulated
                                                                   Amount     ------------              Additional     during the
                                                                     Per                                  Paid-In      Development
                                                                    Share        Shares       Amount      Capital         Stage
                                                                    -----        ------       ------      -------         -----
Balance, inception (February 20, 1984) as previously reported                             -   $ 1,000      $     -        $ (1,000)

Adjustment for pooling of interests                                                       -    (1,000)       1,000               -
                                                                               ------------  --------     --------      -----------

Balance, inception, as restated                                                           -         -        1,000          (1,000)

   Net loss, period ended December 31, 1984                                               -         -            -         (17,809)
                                                                               ------------  --------     --------      -----------

Balance, December 31, 1984                                                                -         -        1,000         (18,809)

   Issuance of common stock for cash                                 $.00       113,846,154     1,138          170               -
   Net loss, year ended December 31, 1985                                                 -         -            -         (25,459)
                                                                               ------------  --------     --------      -----------

Balance, December 31, 1985                                                      113,846,154     1,138        1,170         (44,268)

   Issuance of common stock - public offering                         .01        40,000,000       400      399,600               -
   Issuance of underwriter's warrants                                                     -         -          100               -
   Expenses of public offering                                                            -         -     (117,923)              -
   Issuance of common stock, exercise of "A" warrants                 .03           819,860         9       24,587               -
   Net loss, year ended December 31, 1986                                                 -         -            -        (159,674)
                                                                               ------------  --------     --------      -----------

Balance, December 31, 1986                                                      154,666,014     1,547      307,534        (203,942)
                                                                               ------------  --------     --------      -----------

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998

                                                                                                                       Deficit
                                                                         Common Stock                                Accumulated
                                                               Amount    ------------                Additional      during the
                                                                Per                                   Paid-In        Development
                                                               Share        Shares        Amount      Capital           Stage
                                                               -----        ------        ------      -------           -----
Balance, December 31, 1986                                               154,666,014    $ 1,547      $ 307,534      $ (203,942)

   Issuance of common stock, exercise of "A" warrants            $.03     38,622,618        386      1,158,321               -
   Expenses of stock issuance                                                      -          -        (11,357)              -
   Acquisition of subsidiary for cash                                              -          -        (46,000)              -
   Cancellation of debt due to stockholders                                        -          -         86,565               -
   Net loss, period ended December 31, 1987                                        -          -              -        (258,663)
                                                                        ------------   --------     ----------      -----------

Balance, December 31, 1987                                               193,288,632      1,933      1,495,063        (462,605)

   Net loss, year ended December 31, 1988                                          -          -              -         (199,690)
                                                                        ------------   --------     ----------      -----------

Balance, December 31, 1988                                               193,288,632      1,933      1,495,063        (662,295)

   Net loss, year ended December 31, 1989                                          -          -              -        (270,753)
                                                                        ------------   --------     ----------      -----------

Balance, December 31, 1989                                               193,288,632      1,933      1,495,063        (933,048)

   Issuance of common stock, expiration of redemption             .05      6,729,850         67        336,475               -
      offer on "B" warrants
   Issuance of common stock, exercise of "B" warrants             .05        268,500          3         13,422               -
   Issuance of common stock, exercise of "C" warrants             .08         12,900          -          1,032               -
   Net loss, year ended December 31, 1990                                          -          -              -        (267,867)
                                                                        ------------   --------     ----------      -----------

Balance, December 31, 1990                                               200,299,882      2,003      1,845,992      (1,200,915)
                                                                        ------------   --------     ----------      -----------

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998

                                                                                                                         Deficit
                                                                            Common Stock                               Accumulated
                                                                  Amount    ------------                Additional     during the
                                                                    Per                                  Paid-In       Development
                                                                   Share      Shares         Amount      Capital          Stage
                                                                   -----      ------         ------      -------          -----
Balance, December 31, 1990                                                   200,299,882    $ 2,003    $ 1,845,992    $ (1,200,915)

   Issuance of common stock, exercise of "B" warrants            $   .05          11,400          -            420               -
   Issuance of common stock, exercise of "C" warrants                .08           2,500          -            200               -
   Issuance of common stock, exercise of underwriters warrants      .012       3,760,000         38         45,083               -
   Net loss, year ended December 31, 1991                                              -          -              -        (249,871)
                                                                           -------------   --------    -----------   -------------

Balance, December 31, 1991                                                   204,073,782      2,041      1,891,695      (1,450,786)

   Issuance of common stock, for testing                           .0405      10,000,000        100        404,900               -
   Issuance of common stock, for consulting services                .055         500,000          5         27,495               -
   Issuance of common stock, exercise of "B" warrants                .05       7,458,989         75        372,875               -
   Issuance of common stock, exercise of "C" warrants                .08       5,244,220         52        419,487               -
   Expenses of stock issuance                                                                               (7,792)
   Net loss, year ended December 31, 1992                                              -          -              -        (839,981)
                                                                           -------------   --------    -----------   -------------

Balance, December 31, 1992                                                   227,276,991      2,273      3,108,660      (2,290,767)

   Issuance of common stock, for consulting services                .055         500,000          5         27,495               -
   Issuance of common stock, for consulting services                 .03       3,500,000         35        104,965               -
   Issuance of common stock, for testing                            .035       5,000,000         50        174,950               -
   Net loss, year ended December 31, 1993                                              -          -              -        (563,309)
                                                                           -------------   --------    -----------   -------------

Balance, December 31, 1993                                                 $ 236,276,991    $ 2,363    $ 3,416,070   $  (2,854,076)
                                                                           -------------   --------    -----------   -------------

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998


                                                                                                              Deficit
                                                             Common Stock                                   Accumulated
                                                     Amount  ------------         Additional                 during the    Deferred
                                                      Per                           Paid-In   Subscription  Development Compensation
                                                     Share      Shares    Amount    Capital    Receivable      Stage        Cost
                                                     -----      ------    ------    -------    ----------      -----        ----
Balance, December 31, 1993                                  236,276,991  $2,363   $3,416,070       $ -    $ (2,854,076)      $ -

   Issuance of common stock, for consulting services  $.05    4,750,000      47      237,453         -               -         -
   Issuance of common stock, exercise of options       .08      400,000       4       31,996         -               -         -
   Issuance of common stock, exercise of options       .10      190,000       2       18,998         -               -         -
   Net loss, year ended December 31, 1994                             -       -            -         -        (440,837)        -
                                                            ----------- -------  -----------     -----   -------------     -----

Balance, December 31, 1994                                  241,616,991   2,416    3,704,517         -      (3,294,913)        -
                                                                                                     -
   Issuance of common stock, exercise of options       .05    3,333,333      33      166,633         -               -         -
   Issuance of common stock, exercise of options       .08    2,092,850      21      167,407         -               -         -
   Issuance of common stock, exercise of options       .10    2,688,600      27      268,833         -               -         -
   Issuance of common stock, for consulting services   .11    1,150,000      12      126,488         -               -         -
   Issuance of common stock, for consulting services   .14      300,000       3       41,997         -               -         -
   Net loss, year ended December 31, 1995                             -       -            -         -        (401,884)        -
                                                            ----------- -------  -----------     -----   -------------     -----

Balance, December 31, 1995                                  251,181,774   2,512    4,475,875         -      (3,696,797)        -
                                                            ----------- -------  -----------     -----   -------------     -----

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998


                                                                                                             Deficit
                                                          Common Stock                                     Accumulated
                                                   Amount ------------           Additional                 during the   Deferred
                                                    Per                            Paid-In   Subscription  Development Compensation
                                                   Share     Shares      Amount    Capital    Receivable      Stage        Cost
                                                   -----     ------      ------    -------    ----------      -----        ----
Balance, December 31, 1995                               251,181,774  $ 2,512  $ 4,475,875    $      -   $ (3,696,797)  $       -

   Issuance of common stock, exercise of options    $.05   3,333,334       33      166,634           -              -           -
   Issuance of common stock, exercise of options     .08   1,158,850       12       92,696           -              -           -
   Issuance of common stock, exercise of options     .10   7,163,600       72      716,288           -              -           -
   Issuance of common stock, exercise of options     .11     170,000        2       18,698           -              -           -
   Issuance of common stock, exercise of options     .12   1,300,000       13      155,987           -              -           -
   Issuance of common stock, exercise of options     .18   1,400,000       14      251,986           -              -           -
   Issuance of common stock, exercise of options     .19     500,000        5       94,995           -              -           -
   Issuance of common stock, exercise of options     .20     473,500        5       94,695           -              -           -
   Issuance of common stock, for services rendered   .50     350,000        3      174,997           -              -           -
   Options granted                                                 -        -      760,500           -              -    (473,159)
   Subscription receivable                                         -        -            -     (19,000)             -           -
   Net loss, year ended December 31, 1996                          -        -            -           -     (1,154,740)          -
                                                        ------------   ------    ---------   ---------     ----------    --------

Balance, December 31, 1996                               267,031,058    2,671    7,003,351     (19,000)    (4,851,537)   (473,159)
                                                        ------------   ------    ---------   ---------     ----------    --------

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998

                                                                                                              Deficit
                                                            Common Stock                                    Accumulated
                                                    Amount  ------------           Additional               during the    Deferred
                                                      Per                            Paid-In  Subscription  Development Compensation
                                                     Share     Shares      Amount    Capital   Receivable      Stage        Cost
                                                     -----     ------      ------    -------   ----------      -----        ----
Balance, December 31, 1996                                  267,031,058  $ 2,671  $ 7,003,351  $ (19,000)  $ (4,851,537)  $(473,159)

   Issuance of common stock, exercise of options     $.08     3,333,333       33      247,633          -              -           -
   Issuance of common stock, conversion of debt       .20     1,648,352       16      329,984          -              -           -
   Issuance of common stock, conversion of debt       .15       894,526        9      133,991          -              -           -
   Issuance of common stock, conversion of debt       .12     2,323,580       23      269,977          -              -           -
   Issuance of common stock, conversion of debt       .15     1,809,524       18      265,982          -              -           -
   Issuance of common stock, conversion of debt       .16       772,201        8      119,992          -              -           -
   Issuance of common stock, for services rendered    .41        50,000        -       20,500          -              -           -
   Issuance of common stock, for services rendered    .24       100,000        1       23,999          -              -           -
   Beneficial conversion feature, February debenture                  -        -      413,793          -              -           -
   Beneficial conversion feature, October debenture                   -        -    1,350,000          -              -           -
   Warrant costs, February debenture                                  -        -       37,242          -              -           -
   Warrant costs, October debenture                                   -        -      291,555          -              -           -
   Amortization of deferred compensation cost                         -        -            -          -              -     399,322
   Imputed interest on convertible debenture                          -        -        4,768          -              -           -
   Net loss, year ended December 31, 1997                             -        -            -          -     (4,141,729)          -
                                                            -----------    -----   ----------    -------     -----------   --------

Balance, December 31, 1997                                  277,962,574    2,779   10,512,767    (19,000)    (8,993,266)    (73,837)
                                                            -----------    -----   ----------    -------     -----------   --------

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998

                                                                                                              Deficit
                                                            Common Stock                                    Accumulated
                                                    Amount  ------------          Additional                during the    Deferred
                                                      Per                          Paid-In    Subscription  Development Compensation
                                                     Share    Shares      Amount   Capital     Receivable       Stage        Cost
                                                     -----    ------      ------   -------     ----------       -----        ----
Balance, December 31, 1997                                  277,962,574  $ 2,779 $ 10,512,767   $ (19,000)  $ (8,993,266) $ (73,837)

   Issuance of common stock, exercise of options     $.12       295,000        3       35,397           -              -          -
   Issuance of common stock, exercise of options      .14       500,000        5       69,995           -              -          -
   Issuance of common stock, exercise of options      .16       450,000        5       71,995           -              -          -
   Issuance of common stock, exercise of options      .20        10,000        -        2,000           -              -          -
   Issuance of common stock, exercise of options      .26       300,000        3       77,997           -              -          -
   Issuance of common stock, conversion of debt       .13     1,017,011       10      132,990           -              -          -
   Issuance of common stock, conversion of debt       .14     2,512,887       25      341,225           -              -          -
   Issuance of common stock, conversion of debt       .15     5,114,218       51      749,949           -              -          -
   Issuance of common stock, conversion of debt       .18     1,491,485       15      274,985           -              -          -
   Issuance of common stock, conversion of debt       .19     3,299,979       33      619,967           -              -          -
   Issuance of common stock, conversion of debt       .22     1,498,884       15      335,735           -              -          -
   Issuance of common stock, conversion of debt       .23     1,870,869       19      424,981           -              -          -
   Issuance of common stock, for services rendered    .21       100,000        1       20,999           -              -          -
   Beneficial conversion feature, November debenture                                  625,000
   Warrant costs, November debenture                                                   48,094
   Amortization of deferred compensation cost                         -        -            -           -              -     59,068
   Write off of subscription receivable                               -        -      (19,000)     19,000              -          -
   Net loss, year ended December 31, 1998                             -        -            -           -     (3,984,793)         -
                                                           ------------   ------ ------------    --------   ------------  ---------

Balance, December 31, 1998                                  296,422,907    2,964 $ 14,325,076     $    -    $(12,978,059) $ (14,769)
                                                           ============   ====== ============    ========   ============  =========

                See notes to consolidated financial statements.

                                              ADVANCED VIRAL RESEARCH CORP.
                                              (A Development Stage Company)

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                               Inception
                                                                                                             (February 20,
                                                                             Year Ended December 31,           1984) to
                                                                             -----------------------          December 31,
                                                                      1998          1997            1996          1998
                                                                      ----          ----            ----          ----
Cash Flows from Operating Activities:
   Net loss                                                         $(3,984,793)  $(4,141,729)  $(1,154,740)  $(12,978,059)
                                                                    -----------   -----------   -----------   ------------
   Adjustments to reconcile net loss to
      net cash used by operating activities:
         Depreciation and amortization                                  340,098       138,245        18,731        657,283
         Amortization of deferred interest cost on beneficial
            conversion feature and discount on warrants                 553,331     1,552,842             -      2,106,098
         Amortization of deferred compensation cost                      59,068       399,322       287,341        745,731
         Loss on sale of property and equipment                               -         1,425             -          1,425
         Issuance of common stock for services                           21,000        44,500       175,000      1,437,500
         Imputed interest on convertible debenture                            -         4,768             -          4,768
         Changes in operating assets and liabilities:
            Increase in other current assets                             (9,578)       (4,159)       (3,114)       (29,818)
            Increase in inventory                                             -             -        (1,638)       (19,729)
            Increase in other assets                                   (247,072)     (496,126)      (27,085)      (776,742)
            Increase (decrease) in accounts payable and
               accrued liabilities                                      (96,582)      328,932        39,823        285,224
            Decrease in customer deposits                                     -        (7,800)            -         (7,800)
                                                                    -----------   -----------   -----------   ------------
               Total adjustments                                        620,265     1,961,949       489,058      4,403,940
                                                                    -----------   -----------   -----------   ------------
               Net cash used by operating activities                 (3,364,528)   (2,179,780)     (665,682)    (8,574,119)
                                                                    -----------   -----------   -----------   ------------

Cash Flows from Investing Activities:
   Purchase of investments                                             (915,047)   (3,651,676)   (1,247,256)    (6,292,979)
   Proceeds from sale of investments                                  3,078,902     2,045,615       347,415      5,471,932
   Acquisition of property and equipment                               (451,734)     (307,362)      (11,446)    (1,143,600)
   Proceeds from sale of property and equipment                               -         1,200             -          1,200
                                                                    -----------   -----------   -----------   ------------
               Net cash provided (used) by investing activities       1,712,121    (1,912,223)     (911,287)    (1,963,447)
                                                                    -----------   -----------   -----------   ------------

Cash Flows from Financing Activities:
   Proceeds from issuance of convertible debt                         1,500,000     4,000,000             -      5,500,000
   Proceeds from deposit on securities purchase agreement               600,000             -             -        600,000
   Proceeds from sale of securities, net of issuance costs              257,400       266,666     1,573,135      5,378,588
   Payments under capital lease                                         (16,602)            -             -        (16,602)
                                                                    -----------   -----------   -----------   ------------
               Net cash provided by financing activities              2,340,798     4,266,666     1,573,135     11,461,986
                                                                    -----------   -----------   -----------   ------------

Net Increase (Decrease) in Cash and Cash Equivalents                    688,391       174,663        (3,834)       924,420

Cash and Cash Equivalents, Beginning                                    236,059        61,396        65,230              -
                                                                    -----------   -----------   -----------   ------------

Cash and Cash Equivalents, Ending                                   $   924,450   $   236,059   $    61,396   $    924,420
                                                                    ===========   ===========   ===========   ============

Supplemental Disclosure of Non-Cash Financing Activities:
   Cash paid during the year for interest                           $     6,042   $         -   $         -
                                                                    ===========   ===========   ===========
   Options granted accounted for as deferred compensation cost      $         -   $         -   $   760,500
                                                                    ===========   ===========   ===========

   During 1998, the Company purchased equipment under a capital lease totaling $222,317.

                See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Business

             Advanced Viral Research Corp. (the Company) was incorporated in Delaware on July, 31, 1985. The Company was organized for the purpose of manufacturing and marketing a pharmaceutical product named RETICULOSE. While the Company has had limited sales of this product, primarily for research purposes, the success of the Company will be dependent upon obtaining certain regulatory approval for its pharmaceutical product, RETICULOSE, to commence commercial operations. The Company was in the development stage at December 31, 1998.

         Principles of Consolidation

             The consolidated financial statements include the accounts of the Company and its 99.6% owned subsidiary, Advance Viral Research
             (LTD), a Bahamian Corporation. All significant intercompany accounts have been eliminated.

         Cash and Cash Equivalents

             Cash equivalents consist of highly liquid investments, with original maturities of three months or less.

         Investments

             Investments consist of certificates of deposit with maturities greater than three months, carried at cost which is market value, U.S. Government securities and discount notes and U.S. Treasury Bills. The U.S. Government securities, notes and treasury bills are classified as "held to maturity" and are carried at amortized cost which approximates market value.

         Property and Equipment

             Property and equipment are recorded at cost and depreciated using the straight-line method, over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Maintenance and repairs are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

         Research and Development

             Research and development costs are expensed as incurred by the Company.

         Deferred Compensation Cost

             Deferred compensation costs are recognized based on the fair value for non-employee stock options. Compensation cost is amortized over the life of the option period which is either shorter than or essentially equivalent to the period for which the services are to be provided. Compensation expense is classified as general and administrative.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Revenue Recognition

             The limited sales generated by the Company have consisted of sales of RETICULOSE for testing and other purposes. Sales are recorded by the Company when the product is shipped to customers.

         Reclassifications

             Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to 1998 presentation.

         Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.


NOTE 2.  BASIS OF PRESENTATION

         The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continuance of the Company as a going concern. The Company has suffered losses from operations during its history. The Company is dependent upon registration of RETICULOSE for sale before it can begin commercial operations. The Company's cash position may be inadequate to pay all the costs associated with the full range of testing and clinical trials required by the FDA. Management does not anticipate registration or other approval of RETICULOSE in the near future in the United States. Unless and until RETICULOSE is approved for sale in the United States or another industrially developed country, the Company may be dependent upon the continued sale of its securities for funds to meet its cash requirements. Management intends to continue to sell the Company's securities in an attempt to mitigate the effects of its cash position; however, no assurance can be given that such equity financing, if and when required, will be available. In the event that such equity financing is not available, in order to continue operations, management anticipates that they will have to defer their salaries. During 1998 and 1997, the Company obtained debt financing and may seek additional debt financing if the need arises. No assurance can be given that the Company will be able to sustain its operations until FDA approval is granted or that any approval will ever be granted. The Company expects to apply for approval with the FDA by May 15, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue in existence.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 3.  ACQUISITION

         Two of the principal stockholders of the Company acquired LTD, a Bahamian Corporation with pharmaceutical manufacturing and warehousing facilities, on February 20, 1984. The acquisition is a combination of two entities under common control and has been accounted for in a manner similar to a pooling of interests. In 1986, the Company acquired from LTD exclusive rights to manufacture and market RETICULOSE worldwide, except within the Bahamas, for $50,000. The Company also purchased inventory of RETICULOSE from LTD for $45,000 and was obligated to pay $3 per ampule of RETICULOSE for the initial 100,000 ampules purchased and $2 per ampule for purchases exceeding 100,000 ampules. On December 16, 1987, the Company acquired the controlling beneficial interest in 99.6% of the common stock of LTD through an appropriate trust agreement to satisfy the rules of the Bahamian Government, from two of the principal stockholders of the Company. Both stockholders concurrently canceled $86,565 of indebtedness due them from LTD.

NOTE 4.  INVESTMENTS
                                                                                         1998             1997
                                                                                         ----             ----
            Held to maturity:
               U.S. Government securities                                              $821,047       $2,226,902
               Certificates of deposit                                                        -          758,000
                                                                                   ------------       ----------
                                                                                       $821,047       $2,984,902
                                                                                   ============       ==========

NOTE 5.  PROPERTY AND EQUIPMENT
                                                              Estimated Useful
                                                                Lives (Years)            1998             1997
                                                                -------------            ----             ----
            Land and improvements                                  15                $   34,550      $    34,550
            Building and improvements                              30                   324,083          299,550
            Machinery and equipment                                 5                 1,003,768          354,250
                                                                                      ---------      -----------
                                                                                      1,362,401          688,350
            Less accumulated depreciation                                               312,808          202,689
                                                                                     ----------      -----------
                                                                                     $1,049,593      $   485,661
                                                                                     ==========      ===========

         The Company maintains certain property and equipment in Freeport, Bahamas. This property and equipment amounted to $370,028 as of December 31, 1998 and 1997 including $17,623 expended in 1987 to purchase a land lease expiring in 2068. Included with machinery and equipment is $222,318 of equipment purchased under a capital lease during 1998. Depreciation expense for equipment under capital lease was approximately $12,000 in 1998. These amounts are included above.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 6.  OTHER ASSETS
                                                                                         1998             1997
                                                                                         ----             ----
           Patent costs                                                                 $344,319        $202,247
           Loan costs, net of accumulated amortization of $341,935
              and $111,957                                                                96,250         221,227
           Other                                                                          19,777          19,777
                                                                                        --------        --------
                                                                                        $460,346        $443,251
                                                                                        ========        ========

         Patent development costs are capitalized as incurred. Loan costs relate to fees paid in connection with the issuance of convertible debentures (Note 8) and are amortized over the life of the debenture or until conversion.


NOTE 7.  SECURITIES PURCHASE AGREEMENT

         On December 22, 1998, the Company entered into a Securities Purchase Agreement whereby the Company agreed to issue to certain purchasers 4,917,276 shares of common stock for an aggregate purchase price of $802,500. The agreement also provides for the issuance of four warrants to purchase a total of 2,366,788 shares of common stock at prices ranging from $.204 to $.2448 per share at any time until December 31, 2003.

         As of December 31, 1998, the Company received $600,000 towards the total purchase price.

         As of January 7, 1999, the remaining $202,500 was received and the appropriate shares were issued to the purchasers.

         See Note 14 regarding pro forma presentation of this transaction.


NOTE 8.  CONVERTIBLE DEBENTURES

         On February 21, 1997, in order to finance research and development, the Company sold $1,000,000 principal amount of its ten-year 7% Convertible Debenture (the "February Debenture") due February 28, 2007, to RBB Bank Aktiengesellschaft ("RBB"). Accrued interest under the February Debenture is payable semi-annually, computed at the rate of 7% per annum on the unpaid principal balance from February 21, 1997 until the date of interest payment. The February Debenture may be prepaid by the Company before maturity, in whole or in part, without premium or penalty, if the Company gives the holder of the Debenture notice not less than 30 days before the date fixed for prepayment in that notice. The February Debenture is convertible, at the option of the holder, into shares of common stock.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  CONVERTIBLE DEBENTURES (Continued)

         The assured incremental yield on the February Debenture was measured based on the date of issuance of the security and amortized to interest expense over the conversion period which ended on May 29, 1997 which was the first date full conversion could occur. The interest expense relating to this measurement was $4,768.

         During 1997, RBB exercised its right to convert the principal amount of the February Debenture into 6,675,982 shares of the Company's common stock at conversion prices ranging from $.1162 to $.2002 per share.

         In connection with the issuance of the February Debenture, the Company issued to RBB three warrants (the "February warrants") to purchase common stock, each such February warrant entitling the holder to purchase, from February 21, 1997 through February 28, 2007, 178,378 shares of common stock. The exercise price of the three February warrants are $0.288, $0.576 and $0.864 per warrant share, respectively. The fair value of the February warrants was estimated to be $37,000 ($.021 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 6% and an expected holding period of ten years (RBB exercised its right to convert within one year). This amount has been reflected in the accompanying consolidated financial statements as interest expense related to the convertible debenture.

         Based on the terms for conversion associated with the February Debenture, there is an intrinsic value associated with the beneficial conversion feature of $413,793. This amount was fully amortized to interest expense in 1997 with a corresponding credit to additional paid-in capital.

         In October 1997, in order to finance further research and development, the Company sold $3,000,000 principal amount of its ten-year 7% Convertible Debenture (the "October Debenture") due August 30, 2007, to RBB. Accrued interest under the October Debenture is payable semi-annually, computed at the rate of 7% per annum on the unpaid principal balance from the date of the issuance of the October Debenture until the date of interest payment. The October Debenture may be prepaid by the Company before maturity, in whole or in part, without premium or penalty, if the Company gives the holder of the Debenture notice not less than 30 days before the date fixed for prepayment in that notice . The October Debenture is convertible, at the option of the holder, into shares of common stock.

         During 1997, RBB exercised its right to convert $120,000 of the principal amount of the October Debenture into 772,201 shares of the Company's common stock at a conversion price of $.1554 per share.

         During 1998, RBB exercised its right to convert the remaining $2,880,000 of the principal amount of the October Debenture into 16,805,333 shares of the Company's common stock at conversion prices ranging from $.13 to $.23 per share.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  CONVERTIBLE DEBENTURES (Continued)

         In connection with the issuance of the October Debenture, the Company issued to RBB three warrants (the "October warrants") to purchase Common Stock, each such October warrant entitling the holder to purchase, from the date of grant through August 30, 2007, 600,000 shares of the Common Stock. The exercise price of the three October warrants are $0.20 , $0.23 and $0.27 per warrant share, respectively. The fair value of the three October warrants was established to be $106,571 ($.178 per warrant), $97,912 ($.163 per warrant) and $87,472
         ($.146 per warrant), respectively, based upon a financial analysis of the terms of the warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 6% and an expected holding period of ten years (RBB exercised its right to convert within one year). This amount has been reflected in the accompanying consolidated financial statements as a discount on the convertible debenture, with a corresponding credit to additional paid-in capital, and was fully amortized to interest expense over the actual conversion period.

         Based on the terms for conversion associated with the October Debenture, there was intrinsic value associated with the beneficial conversion feature of $1,350,000. This amount was treated as deferred interest expense and recorded as a reduction of the convertible debenture liability with a corresponding credit to additional paid-in capital and was amortized to interest expense over the period from October 8, 1997 (date of debenture) to February 24, 1998 (date the debenture is fully convertible). The interest expense relative to this item was $210,951 for 1998 and $1,139,049 for 1997.

         In November 1998, in order to finance further research and development, the Company sold 1,500,000 principal amount of its ten year 7% Convertible Debenture (the "November Debenture") due October 31, 2008, to RBB. Accrued interest under the November Debenture is payable semi-annually, computed at the rate of 7% per annum on the unpaid principal balance from the date of the issuance of the November Debenture until the date of interest payment. The November Debenture may be prepaid by the Company before maturity, in whole or in part, without premium or penalty, if the Company gives the holder of the Debenture notice not less than 30 days before the date fixed for prepayment in that notice. The November Debenture is convertible, at the option of the holder, into shares of common stock.

         In connection with the issuance of the November Debenture, the Company issued to RBB two warrants (the "November Warrants") to purchase Common Stock, each such November Warrant entitling the holder to purchase 375,000 shares of the Common Stock at any time and from time to time through October 31, 2008. The exercise price of the two November Warrants are $.20 and $.24 per warrant share, respectively. The fair value of the November warrants was estimated to be $48,000 ($.064 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 5.75% and an expected holding period of one year. This amount has been reflected in the accompanying consolidated financial statements as interest expense related to the convertible debenture.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  CONVERTIBLE DEBENTURES (Continued)

         Based on the terms for conversion associated with the November Debenture, there is an intrinsic value associated with the beneficial conversion feature of $625,000. This amount has been treated as deferred interest expense and recorded as a reduction of the convertible debenture with a corresponding credit to additional paid-in capital and is being amortized to interest expense over a one year period beginning November 16, 1998 (date of debenture), based on management's expectation of when complete conversion will occur. The interest expense relative to this item is $52,083 for 1998.

                                                                                           1998            1997
                                                                                           ----            ----
            Unpaid principal balance of November debenture                              $1,500,000     $        -
            Unpaid principal balance of October debenture                                        -      2,880,000
            Less unamortized discount and deferred interest                                614,998        495,207
                                                                                        ----------     ----------
            Convertible debenture, net                                                  $  885,002     $2,384,793
                                                                                        ==========     ==========

NOTE 9.  COMMITMENTS AND CONTINGENCIES

         GENERAL

         Potential Claim for Royalties

             The Company may be subject to claims from certain third parties for royalties due on sale of RETICULOSE in an amount equal to 5% of net sales in the United States and 4% of net sales in foreign countries. The Company has not as yet received any notice of claim from such parties.

         Product Liability

             The Company could be subjected to claims for adverse reactions resulting from the use of RETICULOSE. Although the Company is unaware of any such claims or threatened claims since RETICULOSE was initially marketed in the 1940's, one study noted adverse reactions from highly concentrated doses in guinea pigs. In the event any claims for substantial amounts were successful, they could have a material adverse effect on the Company's financial condition and on the marketability of RETICULOSE. As of the date hereof, the Company does not have product liability insurance for RETICULOSE. There can be no assurance that the Company will be able to secure such insurance in adequate amounts, at reasonable premiums if it determined to do so. Should the Company be unable to secure such product liability insurance, the risk of loss to the Company in the event of claims would be greatly increased and could materially adversely affect the Company.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         GENERAL (Continued)

         Lack of Patent Protection

             The Company does not presently have a patent for RETICULOSE but the Company has two patents for the use of RETICULOSE as a treatment. The Company currently has 32 patent applications pending with the U.S. Patent Office. The Company can give no assurance that other companies, having greater economic resources, will not be successful in developing a similar product. There can be no assurance that such patents, if obtained, will be enforceable.

         Capital Lease

             During 1998 the Company entered into a purchase lease agreement for equipment totaling $222,318. The lease calls for monthly payments of $4,529 for 60 months commencing on September 1998 and expiring on July 2003. Future minimum capital lease payments and the net present value of the future minimum lease payments at December 31, 1998 are as follows:

                Year ending December 31:
                   1999                                                                                 $  54,348
                   2000                                                                                    54,348
                   2001                                                                                    54,348
                   2002                                                                                    54,348
                   2003                                                                                    31,703
                                                                                                        ---------
                Total minimum lease payments                                                              249,095
                Less amount representing interest                                                         (43,380)
                                                                                                        ---------
                Present value of net minimum lease payments                                               205,715
                Current maturities                                                                        (38,335)
                                                                                                        ---------
                                                                                                         $167,380
                                                                                                        =========

         Operating Leases

             Management executed a non-cancelable lease for new office space in Florida on January 1, 1996, expiring on December 31, 1999 at approximately $14,000 annually. The Company has the option to renew for an additional three years. Management intends to exercise its option for the year 2000.

             On December 30, 1998, the Company executed an amendment to its existing lease dated April 1997 for the laboratory facilities in Yonkers, New York. The lease on the additional space is effective May 1, 1999. The new lease adds 10,550 square feet (for a total of 16,650 square feet) and extends its term until April 2005.

             Annual rent on the original lease is approximately $85,500. Rent for the additional facilities is approximately $175,000. Total rental commitment for the laboratory facilities will be $260,500.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         GENERAL (Continued)

         Operating Leases

             The Company leased an auto on October 26, 1996 for 36 months at $450 per month.

             Lease expense for the years ended December 31, 1998, 1997 and 1996 totaled $121,477, $76,351 and $13,315, respectively.

             Future minimum lease payments are as follows:

                Year ending December 31:
                   1999                                           $  177,000
                   2000                                              274,000
                   2001                                              260,000
                   2002                                              280,000
                   2003                                              290,000
                   Thereafter                                        580,000
                                                                  ----------
                            Total                                 $1,861,000
                                                                  ==========

         TESTING AGREEMENTS

         Plata Partners Limited Partnership

             On March 20, 1992, the Company entered into an agreement with Plata Partners Limited Partnership ("Plata") pursuant to which Plata agreed to perform a demonstration in the Dominican Republic in accordance with a certain agreed upon protocol (the "Protocol") to assess the efficacy of a treatment using RETICULOSE incorporated in the Protocol against AIDS (the "Plata Agreement"). Plata covered all costs and expenses associated with the demonstration.

             Pursuant to the Plata Agreement, the Company authorized the issuance to Plata of 5,000,000 shares of common stock and options to purchase an additional 5,000,000 shares at $.08 per share through July 9, 1994 (the "Plata Options") and 5,000,000 shares at $.10 per share through July 9, 1994 (the "Additional Plata Options"). Pursuant to several amendments, the Plata Options and the Additional Plata Options are exercisable through April 30, 1999 at an exercise price of $.14 and $.16, respectively. As of December 31, 1998, there are outstanding Plata Options to acquire 683,300 shares at $.14 per share and Additional Plata Options to acquire 108,100 shares at an exercise price of $.16 per share. Through December 31, 1998, the Company has received approximately $1,332,000 pursuant to the issuance of approximately 9.2 million shares in connection with the exercise of the Plata Options and the Additional Plata Options.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS

         Argentine Agreement

             In April 1996, the Company entered into an agreement (the "Argentine Agreement") with DCT SRL, an Argentine corporation unaffiliated with the Company ("DCT") pursuant to which DCT was to cause a clinical trial to be conducted in two separate hospitals located in Buenos Aires, Argentina (the "Clinical Trials"). Pursuant to the Argentine Agreement, the Clinical Trials were to be conducted pursuant to a protocol developed by Juan Carlos Flichman, M.D. and the purpose of the Clinical Trials was to assess the efficacy of the Company's drug RETICULOSE on the Human Papilloma Virus (HPV). The protocol calls for, among other things, a study to be performed with clinical and laboratory follow-up on 12 male and female human patients between the ages of 18 and 50. The Clinical Trials did not include a placebo control group or references to any other antiviral drug.

             Pursuant to the Argentine Agreement, the Company delivered $34,000 to DCT to cover out-of-pocket expenses associated with the Clinical Trials. The Argentine Agreement further provides that at the conclusion of the Clinical Trials, DCT shall cause Dr. Flichman to prepare and deliver a written report to the Company regarding the methodology and results of the Clinical Trials (the "Written Report"). In September 1996, the Written Report was delivered by Dr. Flichman to the Company. Upon delivery of the Written Report to the Company, the Company delivered to the principals of DCT options to acquire 2,000,000 shares of the Company's common stock for a period of one year from the date of the delivery of the Written Report, at a purchase price of $.20 per share. Pursuant to several amendments, the DCT options are exercisable through April 30, 1999 at an exercise price of $.21 per share. As of December 31, 1998, 473,500 shares of common stock were issued pursuant to the exercise of these options for an aggregate exercise price of approximately $95,000.

             In June 1994, DCT SRL and the Company entered into an exclusive distribution agreement whereby the Company granted to DCT, subject to certain conditions, the exclusive right to market and sell RETICULOSE in Argentina, Bolivia, Paraguay, Uruguay, Brazil, and Chile (the "DCT Exclusive Distribution Agreement").

             In April 1996, the Company entered into an agreement with DCT (the HIV-HPV Agreement") whereby the Company agreed to provide to DCT or its assignees, up to $600,000 to cover the costs of a double blind placebo controlled study in approximately 150 patients to assess the efficacy of RETICULOSE for the treatment of persons diagnosed with the HIV virus (AIDS) and HPV (the "HIV-HPV Study"). Subsequently, the Company has agreed to advance additional funds towards such study.

             In connection with the HIV-HPV Agreement, the Company has advanced approximately $665,000 which is accounted for as a research and development expense. The amounts have been used to cover expenses associated with clinical activities of the HIV-HPV Study.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS (Continued)

         Argentine Agreement (Continued)

             The HIV-HPV Agreement provides that (i) in the event the date from the HIV-HPV Study is used in connection with RETICULOSE being approved for commercial sale anywhere within the territory granted under the DCT Exclusive Distribution Agreement or (ii) DCT receives financing to cover the costs of the HIV-HPV Study, then DCT is obligated to reimburse the Company for all amounts expended in connection with the HIV-HPV Study.

             In October 1997, the Company entered into two agreements with DCT, whereby the Company agreed to provide DCT or its assignees, up to $220,000 and $341,000 to cover the costs of double blind placebo controlled studies in approximately 360 and 240 patients, respectively to assess the efficacy of the topical application of RETICULOSE for the treatment of persons diagnosed with Herpes Labialis/Genital Infections (the "Herpes Study") and HPV (the "HPV Topical Study").

             In connection with the Herpes Study and the HPV Topical Study (collectively, the "Studies"), the Company has advanced approximately $58,000 and $132,800, respectively. Such expenses are accounted for as research and development expenses. The amounts expended have been used to cover expenses associated with pre-clinical activities. Neither the Herpes Study nor the HPV Topical Study has commenced.

             Both Agreements with DCT provide that (i) in the event the data from the Studies are used in connection with RETICULOSE being approved for commercial sale anywhere within the territory granted under the DCT Exclusive Distribution Agreement or (ii), DCT receives financing to cover the costs of the Studies, then DCT is obligated to reimburse the Company for all amounts respectively expended in connection with the Studies.

             In February 1998, the Company entered into an agreement with DCT (the "Concurrent Agreement") whereby the Company agreed to provide DCT or its assignees, up to $413,000 to cover the costs of a study in 65 patients to compare the results of treatment of patients with AIDS taking a three drug cocktail and RETICULOSE with those taking a three drug cocktail and a placebo. As of December 31, 1998, the Company has advanced approximately $50,000 for such study which has been accounted for as research and development expense.

             In May 1998, the Company entered into an agreement with DCT (the "Rheumatoid Arthritis Agreement") whereby the Company agreed to provide DCT or its assignees, up to $95,000 to cover the costs of a controlled study in 30 patients to determine the efficacy of RETICULOSE for the treatment of rheumatoid arthritis in humans. In connection with this study, the Company has advanced approximately $75,000 which has been accounted for as research and development expenses.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS (Continued)

         Argentine Agreement (Continued)

             In July 1998, the Company authorized expenditures of up to $90,000 to study the effects of RETICULOSE in inhibiting the mutation of the AIDS virus. As of December 31, 1998, the Company has advanced approximately $50,000 for such study which has been accounted for as research and development expense.

         Barbados Study

             A double blind study assessing the efficacy of the Company's drug RETICULOSE in 43 human patients diagnosed with HIV (AIDS) is being conducted at the Queen Elizabeth Hospital, Bridgetown, Barbados (the "Barbados Study"). As of December 31, 1998, the Company has expended approximately $385,000 to cover the costs of the Barbados Study. In December 1996, the Company received from the coordinators of the Barbados Study, a written summary of results of the Barbados Study (the "Written Summary").

             In July 1998, the Company authorized expenditures of up to $45,000 to study the effects of RETICULOSE in inhibiting the mutation of the AIDS virus. As of December 31, 1998, the Company has advanced approximately $5,000 for such study which has been accounted for as research and development expense.

         National Cancer Institute Agreement

             In March 1997, the Company entered into a Material Transfer Agreement - Cooperative Research and Development Agreement with the National Cancer Institute ("NCI") of the National Institutes of Health. Under the terms of the Agreement, NCI researchers and the Company will collaborate to elucidate the molecular mechanism by which RETICULOSE affects the transcription of the gamma interferon gene. This agreement was extended for an additional one year term through March 3, 1999 to investigate the anti-tumor activity of RETICULOSE using kidney tumor model systems. In addition, NCI will study the effects of RETICULOSE on inflammation associated with rheumatoid arthritis.

         Topical Safety Study

             During 1998, the Company paid approximately $200,000 for a safety study conducted in the United States for the topical use of RETICULOSE.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AGREEMENTS

         Hirschman Agreement

             In May 1995, the Company entered into a consulting agreement with Shalom Hirschman, M.D., Professor of Medicine of Mt. Sinai School of Medicine, New York, New York and Director of Mt. Sinai's Division of Infectious Diseases and now president of AVRC, whereby Dr. Hirschman was to provide consulting services to the Company through May 1997. The consulting services included the development and location of pharmacological and biotechnology companies and assisting the Company in seeking joint ventures with and financing of companies in such industries.

             In connection with the consulting agreement, the Company issued to Dr. Hirschman 1,000,000 shares of the Company's common stock and the option to acquire 5,000,000 shares of the Company's common stock for a period of three years as per the vesting schedule as referred to in the agreement, at a purchase price of $.18 per share. In addition and in connection with entering into the consulting agreement with Dr. Hirschman, the Company issued to a person unaffiliated with the Company, 100,000 shares of the Company's common stock, and an option to acquire for a period of one year, from June 1, 1995, an additional 500,000 shares at a purchase price of $.18 per share. As of December 31, 1998, 900,000 shares have been issued upon exercise of these options for cash consideration of $162,000 under this Agreement.

             In March 1996, the Company entered into an addendum to the consulting agreement with Dr. Hirschman whereby Dr. Hirschman agreed to provide consulting services to the Company through May 2000 (the "Addendum"). Pursuant to the Addendum, the Company granted to Dr. Hirschman and his designees options to purchase an aggregate of 15,000,000 shares of the Company's common stock for a three year period pursuant to the following schedule: (i) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1996 and ending March 23, 1999 at an exercise price of $.19 per share, of which options to acquire 500,000 shares were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman; (ii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1997 and ending March 23, 1999 at an exercise price of $.27 per share, of which options to acquire 500,000 shares were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman; and (iii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1998 and ending March 23, 1999 at an exercise price of $.36 per share, of which options to acquire 500,000 shares were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman. In addition, the Company has agreed to cause the shares underlying these options to be registered so long as there is no cost to the Company. As of December 31, 1998, 500,000 shares of common stock were issued pursuant to the exercise of stock options by Richard Rubin. Mr. Rubin has, from time to time in the past, advised the Company on matters unrelated to his consultation with Dr. Hirschman.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AGREEMENTS (Continued)

         Hirschman Agreement (Continued)

             In November 1997, Dr. Hirschman assigned to Henry Kamioner, a consultant to Dr. Hirschman, options to acquire 1,500,000 shares (500,000 at $.19, 500,000 at $.27 and 500,000 at $.36).

             On October 14, 1996, the Company and Dr. Hirschman entered into an agreement (the "Employment Agreement") whereby Dr. Hirschman has agreed to serve as the President and Chief Executive Officer of the Company for a period of three years, subject to earlier termination by either party, either for cause as defined in and in accordance with the provisions of the Employment Agreement, or if the Company does not receive on or prior to December 31, 1997, funding of $3,000,000 from sources other than traditional institutional/bank debt financing or proceeds from the purchase by Dr. Hirschman of the Company's securities, including, without limitation, the exercise of Dr. Hirschman of outstanding stock options. Pursuant to the Employment Agreement, Dr. Hirschman is entitled to receive an annual base salary of $325,000, use of an automobile, major medical, term life, disability and dental insurance benefits for the term of his employment. The Employment Agreement further provides that Dr. Hirschman shall be nominated by the Company to serve as a member of the Company's Board of Directors and that Bernard Friedland and William Bregman will vote in favor of Dr. Hirschman as a director of the Company, for the duration of Dr. Hirschman's employment, and since October 1996, Dr. Hirschman has served as a member of the Company's Board of Directors.

             On February 18, 1998, the Board of Directors authorized a $100,000 bonus to Dr. Hirschman and granted options to acquire 23,000,000 shares of stock at $0.27 per option share provided that the Company is granted FDA approval for testing in the United States.

             In July 1998, the Company and Dr. Hirschman entered into an amended and restated employment agreement which supersedes in its entirety the original employment agreement of October 1996. Such amendment and restatement extends the term of the employment agreement to December 31, 2000. Additionally, the February 1998 Board of Directors action regarding the $100,000 bonus and the granting of 23,000,000 options (contingent upon the occurrence of certain events) is included in this employment agreement.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AGREEMENTS (Continued)

         Cohen Agreements

             In September 1992, the Company entered into a one year consulting agreement with Leonard Cohen (the "September 1992 Cohen Agreement"). The September 1992 Cohen Agreement required that Mr. Cohen provide certain consulting services to the Company in exchange for the Company's issuing to Mr. Cohen 1,000,000 shares of common stock (the "September 1992 Cohen Shares"), 500,000 of which were issuable upon execution of the September 1992 Cohen Agreement and the remaining 500,000 shares of which were issuable upon Mr. Cohen completing 50 hours of consulting service to the Company. The Company issued the first 500,000 shares to Mr. Cohen in October 1992 and the remaining 500,000 shares to Mr. Cohen in February 1993. Further pursuant to the September 1992 Cohen Agreement, the Company granted to Mr. Cohen the option to acquire, at any time and from time to time through September 10, 1993 (which date has been extended through April 30, 1999), the option to acquire 3,000,000 shares of common stock of the Company at an exercise price of $.09 per share (which exercise price has been increased to $.15 per share) (the "September 1992 Cohen Options"). As of December 31, 1998, 1,300,000 of the September 1992 Cohen Options have been exercised for cash consideration of $156,000.

             In February 1993, the Company entered into a second consulting agreement with Mr. Cohen (the "February 1993 Cohen Agreement") for a three year term commencing on March 1, 1993. The February 1993 Cohen Agreement provides that Mr. Cohen provide financing business consulting services concerning the operations of the business of the Company and possible strategic transactions in exchange for the Company issuing to Mr. Cohen 3,500,000 shares of common stock (the "February 1993 Cohen Shares"), 1,500,000 shares of which Mr. Cohen has informed the Company he has assigned to certain other persons not affiliated with the Company or any of its officers or directors.

             In July 1994, in consideration for services related to the introduction, negotiation and execution of a distribution agreement the Company issued: (i) to Mr. Cohen, an additional 2,500,000 shares (the "April 1994 Cohen Shares") and (ii) to each of Elliot Bauer and Lee Rizzuto, 625,000 shares (the "Bauer and Rizzuto Shares") as well as options to acquire an additional 5,000,000 shares each at $.10 per share exercisable through May 1, 1996 (the "Bauer and Rizzuto Options"). The Company has been informed that Messrs. Cohen, Bauer and Rizzuto are principals of a firm which has been granted certain distribution rights, which were terminated on May 31, 1995. Through December 31, 1997, 2,855,000 shares were issued pursuant to the exercise of the Bauer and Rizzuto Options for an aggregate exercise price of $285,500. Mr. Rizzuto sold all of his shares and all shares underlying his options. Pursuant to several amendments, the remaining Bauer options are exercisable through April 30, 1999 at an option price of $.13. The Company agreed to issue to Cohen an additional 300,000 shares in 1995 at a time when the shares were valued at $.14 per share, in consideration for expenditures incurred by Mr. Cohen in connection with securing for the benefit of the Company and the affiliated distributor, the continued services of a doctor.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AGREEMENTS (Continued)

         Cohen Agreements (Continued)

             The issuance of the September 1992 Cohen Shares, the February 1993 Cohen Shares, the April 1994 Cohen Shares and the Bauer and Rizzuto Shares have been accounted for as an administrative expense in the amount of the Company's valuation of such shares as of the issuance date. During the year ended December 31, 1996, Mr. Cohen was issued 300,000 shares for services rendered. These shares were accounted for as an administrative expense in the amount of the Company's valuation of such shares as of the issuance date.

         Chinnici Agreement

             In July 1998, the Company entered into a consulting agreement with Dr. Angelo A. Chinnici for a term extending to December 31, 2000. Such agreement calls for Dr. Chinnici to provide assistance in connection with research, development, production, marketing and sale of RETICULOSE. Additionally, Dr. Chinnici will testify before the FDA in connection with an application for approval of RETICULOSE and will provide detailed clinical reports regarding patients observed by him. Dr. Chinnici will receive options to purchase 300,000 shares at an exercise price of $.30 per share. The options will be exercisable in equal installments on January 1, 1999 and 2000 and December 15, 2000.

         DISTRIBUTION AGREEMENTS

         The Company currently is a party to separate agreements with four different entities (the "Entities"), whereby the Company has granted exclusive rights to distribute RETICULOSE in the countries of China, Japan, Macao, Hong Kong, Taiwan, Mexico, Argentina, Bolivia, Paraguay, Uruguay, Brazil, Chile, Channel Islands, The Isle of Man, British West Indies, Jamaica, Haiti, Bermuda, Belize and Saudi Arabia. Pursuant to these agreements, distributors are obligated to cause RETICULOSE to be approved for commercial sale in such countries and upon such approval, to purchase from the Company certain minimum quantities of RETICULOSE to maintain the exclusive distribution rights. Leonard Cohen, a former consultant to the Company, has informed the Company that he is an affiliate of two of these entities. To date, the Company has recorded revenue classified as other income for the sale of territorial rights under the distribution agreements. No sales have been made by the Company under the distribution agreements other than for testing purposes.

         Additionally, pursuant to one of the distributions agreements, the Company granted the distributor the right to acquire 3,000,000 shares of the Company's common stock at a purchase price of $.25 (which has been increased to $.26) upon the completion of certain tests and the publication of a paper with respect to such tests. During May 1998, 300,000 shares of common stock were issued pursuant to exercise of these options for an aggregate exercise price of $78,000.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 10. STOCKHOLDERS' EQUITY

         During 1997, the Company issued 10,931,516 shares of common stock for an aggregate consideration of $1,412,166. These amounts were comprised of the issuance of common stock pursuant to the exercise of stock options of 3,333,333 shares for $247,666 and the issuance of common stock in exchange for consulting services of 150,000 shares for consideration of $44,500 and the issuance of common stock upon conversion of debt of 7,448,183 shares for $1,120,000.

         During 1998, the Company issued 18,460,333 shares of common stock for an aggregate consideration of $3,158,400. The amounts were comprised of the issuance of common stock pursuant to the exercise of stock options of 1,555,000 shares for $257,400 and the issuance of common stock in exchange for consulting services of 100,000 shares for consideration of $21,000 and the issuance of common stock upon commission of debt of 16,805,333 shares for $2,880,000.


NOTE 11. INCOME TAXES

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach for computing deferred income taxes.

         As of December 31, 1998 and 1997, the Company had a net operating loss carryforward for Federal income tax reporting purposes amounting to approximately $9,700,000 and $6,300,000, which expire in varying amounts to 2018.

         The Company presently has one significant temporary difference between financial reporting and income tax reporting relating to interest expense on the beneficial conversion feature of the convertible debt. The components of the deferred tax asset as of December 31, 1998 and 1997 were as follows:

                                                                   1998            1997
                                                                   ----            ----
            Benefit of net operating loss carryforwards         $3,300,000      $2,100,000
            Less valuation allowance                             3,300,000       2,100,000
                                                                ----------      ----------
            Net deferred tax asset                              $        -      $        -
                                                                ==========      ==========

         As of December 31, 1998, sufficient uncertainty exists regarding the realizability of these operating loss carryforwards and, accordingly, a valuation allowance of $3,300,000 has been established.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 12. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The information set forth below provides disclosure of the estimated fair value of the Company's financial instruments presented in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 107. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 1998. Since the reported fair values of financial instruments are based upon a variety of factors, they may not represent actual values that could have been realized as December 31, 1998 or that will be realized in the future.

         The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, U.S. government obligations, accounts payable and the convertible debentures. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

         The fair value of non-current investments, primarily U.S. government obligations, have been estimated using quoted market prices. At December 31, 1998, the differences between the estimated fair value and the carrying value of non-current and current debt instruments were considered immaterial in relation to the Company's financial position.


NOTE 13. DEFERRED COMPENSATION COST

         As more fully described in Note 9 to these consolidated financial statements, the Company granted stock options in exchange for testing and consulting services. In accordance with SFAS 123, Accounting for Stock-Based Compensation (effective for options granted after December 15, 1995), the Company recognized compensation cost based on the fair value at the grant dates. The compensation cost is amortized over the life of the option period. The fair value of the stock options used to compute deferred compensation cost is the estimated present value at grant date using the Black-Sholes option pricing model with the following assumptions: Expected volatility of 20%; a risk-free interest rate of 6% and an expected holding period ranging from 1-3 years. The deferred compensation cost is reported as a component of stockholders' equity. At December 31, 1998 and 1997, there were approximately 5,500,000 and 7,000,000 option shares outstanding with a weighted average exercise price of $0.195 per share.

                         ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 14. PRO FORMA BALANCE SHEET (UNAUDITED)
                                                                                      December 31, 1998
                                                                                      -----------------
                                                                               As         Pro Forma
                                                                            Reported     Adjustments     Pro Forma
                                                                            --------     -----------     ---------
                                      ASSETS
                                      ------

           Current assets                                                  $1,795,014     $ 202,500     $1,997,514

           Property and equipment                                           1,049,593             -      1,049,593

           Other assets                                                       460,346             -        460,346
                                                                          -----------   -----------    -----------

              Total assets                                                 $3,304,953     $ 202,500     $3,507,453
                                                                          ===========   ===========    ===========


                       LIABILITIES AND STOCKHOLDERS' EQUITY
                       ------------------------------------

           Current liabilities                                             $  317,359     $       -     $  317,359

           Long-term liabilities                                            1,052,382             -      1,052,382

           Deposit on securities purchase agreement                           600,000      (600,000)             -

           Stockholders' equity                                             1,335,212       802,500      2,137,712
                                                                          -----------   -----------    -----------

              Total liabilities and stockholders' equity                   $3,304,953     $ 202,500     $3,507,453
                                                                          ===========   ===========    ===========

           Common shares outstanding                                      296,422,907     4,917,276    301,340,183
                                                                          ===========   ===========    ===========

                                      F-31

================================================================================

                          ADVANCED VIRAL RESEARCH CORP.



                              --------------------
                                   PROSPECTUS
                              --------------------


                                47,192,584 Shares
                                       of
                                  Common Stock




























                                 April __, 1999

================================================================================

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, which will be paid solely by AVR. All amounts shown are estimates, except the Commission registration fee:

         Commission registration fee ....................................$3,017*
         Printing and mailing expenses...................................$5,000
         Legal fees and expenses .......................................$25,000
         Accounting fees and expenses ..................................$10,000
                                                                        -------
                  Total.................................................$42,700

         * $2,700 of the registration fee has been previously paid.

Item 14.  Indemnification of Directors and Officers

         Article Ninth of AVR's Certificate of Incorporation contains the following provision with respect to indemnification of Directors and Officers:

         Ninth: The Corporation shall, to the fullest extent permitted by
         Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person, who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 145 of the General Corporate Law of the State of Delaware (the "DGCL") contains provisions regarding indemnification, among others, of officers and directors. Section 145 of the DGCL provides in relevant part:

                  (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

                  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,
         (1) by a majority vote of the directors
         who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or
         (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

         AVR's Certificate of Incorporation was amended on December 30, 1987, to limit or eliminate director liability by incorporating new Article Eleventh, which provides:

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The above discussion of AVR's Certificate of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such document.

Item 15.  Recent Sales of Unregistered Securities

         The following table sets forth AVR's sales of unregistered securities for past three years. All transactions listed below involved the issuance of common stock and options to acquire shares of common stock prior to commencement of the offering described in the foregoing Prospectus. No underwriters were employed with respect to the sale of any of the securities listed below. All shares were issued in reliance upon Section 4(2) and/or 3(b) of the Securities Act.

Securities Issued                     Purchase                        Date Acquired         Consideration
-----------------                     --------                        -------------         -------------
5,000,000 options                     Shalom Z. Hirschman, M.D.       4-1-96                Services (Consulting) (1)
   exercisable at each of
   $0.18, $0.19, $0.27 and $0.36
   per share
500,000 options                       Deborah Silver                  4-1-96                Services (Consulting) (1)
   exercisable at $0.18 per
   share
1,000,000 options                     Freddie Velez                   4-1-96                Services (Consulting) (1)
   exercisable at $0.20 per
   share
500,000 options                       Gary Hussian                    4-1-96                Services (Consulting) (1)
   exercisable at $0.20 per
   share

500,000 options                       Cesar Blumtritt, M.D.           4-1-96                Services (Consulting) (1)
   exercisable at $0.20 per
   share
50,000 shares                         Malcolm Santer                  9-4-96                Services (Consulting) (2)
50,000 shares                         Malcolm Santer                  2-26-97               Services (Consulting) (2)
750,000 shares                        David Sass                      3-21-97               .08
375,000 shares                        Norman Schwartz                 3-21-97               .08
375,000 shares                        Mel Mendelson                   3-21-97               .08
1,833,333 shares                      Matthew Cohen                   3-21-97               .08
1,648,352 shares                      RBB Bank                        4-22-97               .20 (3)
894,526 shares                        RBB Bank                        6-6-97                .15 (3)
2,323,580 shares                      RBB Bank                        7-3-97                .12 (3)
1,809,524 shares                      RBB Bank                        8-20-97               .15 (3)
100,000 shares                        Malcolm Santer                  9-8-97                Services (Consulting) (4)
722,701 shares                        RBB Bank                        12-9-97               .16 (5)
1,017,011 shares                      RBB Bank                        1-7-98                .13 (5)
2,512,887 shares                      RBB Bank                        1-14-98               .14 (5)
23,000,000 options                    Shalom Z. Hirschman, M.D.       2-18-98               (6)
   exercisable at $0.27
   per share
5,114,218 shares                      RBB Bank                        2-23-98               .15 (5)
190,000 shares                        Plata                           3-5-98                .12 per share
1,498,884 shares                      RBB Bankhares                   3-19-98               .22 (5)
105,000 shares                        Plata                           3-27-98               .12 per share
1,870,869 shares                      RBB Bankhares                   3-31-98               .23 (5)
10,000 shares                         Freddie Velez                   4-3-98                .20 per share
200,000 shares                        Charles Miller                  4-3-98                .14 per share
1,491,485 shares                      RBB Bankhares                   5-4-98                .18 (5)
3,299,979 shares                      RBB Bankhares                   5-5-98                .19 (5)
50,000 shares                         Charles Miller                  5-13-98               .16 per share
200,000 shares                        Duffy                           5-13-98               .14 per share
100,000 shares                        Charles Miller                  5-13-98               .14 per share
100,000 shares                        Charles Miller                  5-18-98               .16 per share
200,000 shares                        Commonwealth                    5-18-98               .26 per share
100,000 shares                        Commonwealth                    5-22-98               .26 per share
100,000 shares                        Charles Miller                  6-22-98               .16 per share
85,000 shares                         Charles Miller                  7-15-98               .16 per share
15,000 shares                         Charles Miller                  7-17-98               .16 per share
25,000 shares                         Charles Miller                  7-22-98               .16 per share
75,000 shares                         Charles Miller                  7-24-98               .16 per share
100,000 shares                        Malcolm Santer                  8-12-98               Services (Consulting)(7)
4,917,276 shares                      RBB Bank Aktiengesellschaft     12-22-98              .16 per share

--------------------------
(2) The 1,700,000 shares issued for consulting services on 5-24-95 and 6-23-95 have been valued at $0.11 per share.

(3) The 50,000 shares issued for consulting services on 9-4-96 and 2-26-97 have been valued at $0.50 per share and $0.41 per share, respectively.

(4) The conversions were made pursuant to the February 21, 1997 issuance of convertible debentures.

(5) The 100,000 shares issued for consulting services on 9-8-97 have been valued at $0.24 per share.

(6) The conversions were made pursuant to the October 1997 issuance of convertible debentures.

(7)  Granted pursuant to Dr. Hirshman's Restated Employment Agreement.

(8) The 100,000 shares issued for consulting services on 8-12-98 have been valued at $0.21 per share.


                      [This Space Intentionally Left Blank]

Item 16.  Exhibits and Financial Statement Schedules

         (a)  Exhibits


Exhibit
Number       Description
------       -----------

3.1          Articles of Incorporation of Advanced Viral Research Corp.(2)

3.2          Bylaws of Advanced Viral Research Corp., as amended(1)

3.3          Amendment to Articles of Incorporation of Advanced Viral Research Corp.(2)

4.1          Specimen Certificate of Common Stock(1)

4.2          Specimen Warrant Certificate(1)

4.3          Warrant Agreement between AVR and American Stock Transfer and Trust Company(1)

4.4          Forms of Common Stock Options and Agreements granted by AVR to TRM Management Corp.(5)

4.5          Form of Common Stock Option and Agreement granted by AVR to Plata Partners Limited
             Partnership(12)

4.6          Consulting Agreement, dated September 11, 1992, and Form of Common Stock granted by AVR to
             Leonard Cohen(6)

4.7          Addendum to Agreement granted by AVR to Shalom Z. Hirschman, M.D. dated March 24, 1996(10)

4.8          Securities Purchase Agreement dated November 16, 1998, by and between AVR and RBB Bank AG.
             (11)(o)

4.9          7% Convertible Debenture dated November 16, 1998. (11)(o)

4.10         Warrant dated November 16, 1998 to purchase 375,000 shares of common stock at $0.20 per share. (11)(o)

4.11         Warrant dated November 16, 1998 to purchase 375,000 shares of common stock at $0.24 per share. (11)(o)

4.12         Securities Purchase Agreement dated December 22, 1998, by and between AVR and various purchasers. **

4.13         Form of Warrant dated December 22, 1998 to purchase shares of common stock of AVR at $0.2040 per share. **

4.14         Form of Warrant dated December 22, 1998 to purchase shares of common stock of AVR at $0.2448 per share. **

5.1          Opinion and Consent of the law firm of Berman Wolfe & Rennert, P.A. *

Exhibit
Number       Description
------       -----------

10.1         Declaration of Trust by Bernard Friedland and William Bregman in favor of AVR dated November 16,
             1987(12)

10.2         Clinical Trials Agreement, dated September 19, 1990, between Clinique Medical Actuel and AVR(3)

10.3         Letter, dated March 15, 1991 to AVR from Health Protection Branch(3)

10.4         Agreement dated August 20, 1991 between TRM Management Corp. and AVR(11)(a

10.5         Lease dated December 18, 1991 between Bayview Associates, Inc. and AVR(4)

10.6         Lease Agreement, dated February 16, 1993 between Stortford Brickell Inc. and AVR(7)

10.7         Consulting Agreement dated February 28, 1993 between Leonard Cohen and AVR(8)

10.8         Medical Advisor Agreement, dated as of September 14, 1993, between Lionel Resnick, M.D. and
             AVR(11)(b)

10.9         Agreement, dated November 9, 1993, between Dormer Laboratories Inc. and AVR(12)

10.10        Exclusive Distribution Agreement, dated April 25, 1994, between C.U.R.E. Pharmaceutical Corp. and
             AVR(11)(c)

10.11        Exclusive Distribution Agreement, dated as of June 1, 1994, between C.U.R.E. Pharmaceutica Central
             Americas Ltd. and AVR(11)(d

10.12        Exclusive Distribution Agreement dated as of June 17, 1994 between DCT S.R.L. and AVR, as amended(11)(e)

10.13        Contract, dated as of October 25, 1994 between Commonwealth Pharmaceuticals of the Channel
             Islands and AVR(11)(f)

10.14        Agreement dated May 24, 1995 between AVR and Deborah Silver(9)

10.15        Agreement dated May 29, 1995 between AVR and Shalom Z. Hirschman, M.D.(9)

10.16        Exclusive Distribution Agreement, dated as of June 2, 1995, between AVIX International
             Pharmaceutical Corp. and AVR(12)

10.17        Supplement to Exclusive Distribution Agreement, dated November 2, 1995 with Commonwealth
             Pharmaceuticals(12)

10.18        Exclusive Distributorship & Limited License Agreement, dated December 28, 1995, between AVIX
             International Pharmaceutical Corp., Beijing Unistone Pharmaceutical Co., Ltd. and AVR(11)(g)

10.19        Modification Agreement, dated December 28, 1995, between AVIX International Pharmaceutical
             Corp. and AVR(11)(g)

10.20        Agreement dated April 1, 1996, between DCT S.R.L. and AVR(11)(h)

Exhibit
Number       Description
------       -----------

10.21        Addendum, dated as of March 24, 1996, to Consulting Agreement between AVR and Shalom Z.
             Hirschman, M.D.(10)

10.22        Addendum to Agreement, dated July 11, 1996, between AVIX International Pharmaceutical Corp. and
             AVR(11)(i)

10.23        Employment Agreement, dated October 17, 1996, between AVR and Shalom Z. Hirschman,
             M.D.(11)(j)

10.24        Lease, dated February 7, 1997 between Robert Martin Company, LLC and AVR(12)

10.25        Copy of Purchase and Sale Agreement, dated February 21, 1997 between AVR and Interfi Capital
             Group(11)(k)

10.26        Material Transfer Agreement-Cooperative Research And Development Agreement, dated March 13,
             1997, between National Institute of Health, Food and Drug Administration and the Centers for Disease
             Control and Prevention(11)(l)

10.27        Copy of Purchase and Sale Agreement, dated September 26, 1997 between AVR and RBB Bank AG.
             (11)(m)

10.28        Copy of Extension to Materials Transfer Agreement-Cooperative
             Research and Development Agreement, dated March 4, 1998, between
             National Institute of Health, Food and Drug Administration and the
             Centers for Disease Control and Prevention. (13)

10.29        Amended and Restated Employment  Agreement dated July 8, 1998 between AVR and Shalom Z.
             Hirschman, M.D.(11)(n)

10.30        Agreement between AVR and Angelo Chinnici, M.D. dated July 1, 1999. (14)

10.31        Consulting Agreement between AVR and GloboMax LLC dated January 18, 1999. (14)|

21.1         Subsidiaries of Registrant -- Advance Viral Research Limited, a Bahamian corporation.

23.1         Consent of Rachlin Cohen & Holtz, Independent Certified Public Accountants *

23.2         Consent of the law firm of Berman Wolfe & Rennert, P.A. (See Exhibit 5.1).

23.3         Consent of the law firm of Nottage, Miller & Co. **

27.1         Financial Data Schedule for AVR as of and for the Nine Months Ended September 30, 1997. *


*    Filed herewith.

**   Previously filed.

2. Documents incorporated by reference herein to certain exhibits AVR's registration statement on Form S-1, as amended, File No. 33-33895, filed with the Securities and Exchange Commission on March 19, 1990.

3. Documents incorporated by reference herein to certain exhibits to AVR's registration statement on Form S-18, File No. 33-2262-A, filed with the Securities and Exchange Commission on February 12, 1989.
4. Documents incorporated by reference herein to certain exhibits to AVR's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.
5. Documents incorporated by reference herein to certain exhibits to AVR's Annual Report on Form 10-K for period ended March 31, 1991.
6. Documents incorporated by reference herein to certain exhibits to AVR's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.
7. Documents incorporated by reference herein to certain exhibits to AVR's report on Form 10-Q for the period ended September 30, 1992.
8. Documents incorporated by reference herein to certain exhibits to AVR's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1992.
9. Documents incorporated by reference herein to certain exhibits to AVR's report on Form 10-QSB for the period ended March 31, 1993.
10. Documents incorporated by reference herein to certain exhibits to AVR's report on Form 10-QSB for the period ended June 30, 1995.
11. Documents incorporated by reference herein to certain exhibits to AVR's report on Form 10-QSB for the period ended March 31, 1996.
12. Incorporated by reference herein to AVR's Reports on Form 8-K and Exhibits thereto as follows:
     (a)  A report on Form 8-K dated January 3, 1992.
     (b)  A report on Form 8-K dated September 14, 1993.
     (c)  A report on Form 8-K dated April 25, 1994.
     (d)  A report on Form 8-K dated June 3, 1994.
     (e)  A report on Form 8-K dated June 17, 1994.
     (f)  A report on Form 8-K dated October 25, 1994.
     (g)  A report on Form 8-K dated December 28, 1995.
     (h)  A report on Form 8-K dated April 22, 1996.
     (i)  A report on Form 8-K dated July 12, 1996.
     (j)  A report on Form 8-K dated October 17, 1996.
     (k)  A report on Form 8-K dated February 21, 1997.
     (l)  A report on Form 8-K dated March 25, 1997.
     (m)  A report on Form 8-K dated September 26, 1997.
     (n)  A report on Form 8-K dated July 21, 1998.
     (o)  A report on Form 8-K dated November 24, 1998.

12. Documents incorporated by reference herein to certain exhibits to AVR's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.
13. Documents incorporated by reference herein to certain exhibits to AVR's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.
14. Documents incorporated by reference herein to certain exhibits to AVR's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

     (b) Financial Statement Schedules

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

Item 17.  Undertakings

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provision described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, AVR certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers, State of New York, on April 26, 1999.


                                    ADVANCED VIRAL RESEARCH CORP.

                                    By:  /s/ SHALOM Z. HIRSCHMAN, M.D.
                                         --------------------------------------
                                         Shalom Z. Hirschman, M.D.
                                         President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed herein below by the following persons in the capacities and on the dates indicated.

Signature                                      Title                                    Date
---------                                      -----                                    ----

/s/ Shalom Z. Hirschman, M.D                   President and Chief                      April 26, 1999
-----------------------------------            Executive Officer and director
Shalom Z. Hirschman, M.D.


/s/ Bernard Friedland                          Chairman of the Board and                April 26, 1999
-----------------------------------            director
Bernard Friedland


/s/ William Bregman                            Secretary-Treasurer,                     April 26, 1999
-----------------------------------            Principal Financial and
William Bregman                                Accounting Officer, director

/s/ Louis J. Silver                            Director                                 April 26, 1999
-----------------------------------
Louis J. Silver

                                INDEX TO EXHIBITS


Exhibit
Number       Description
------       -----------
5.1          Opinion and Consent of the law firm of Berman Wolfe & Rennert, P.A.
23.1         Consent of Rachlin Cohen & Holtz, Independent Certified Public Accountants
27.1         Financial Data Schedule for AVR as of and for the Year Ended December 31, 1998